Exhibit (k)(24)

EXECUTION COPY

CREDIT AGREEMENT

dated as of April 15, 2009

among

ABERDEEN ASIA-PACIFIC INCOME FUND, INC.,

THE LENDERS PARTY HERETO,

and

THE BANK OF NOVA SCOTIA,

as Administrative Agent

_______________________________

THE BANK OF NOVA SCOTIA,

as Lead Arranger and Book Runner

_______________________________

THE ROYAL BANK OF SCOTLAND,

as Co-Lead Arranger

_______________________________

Bryan Cave LLP

1290 Avenue of the Americas

New York, New York 10104-3300

TABLE OF CONTENTS

Page

ARTICLE 1 DEFINITIONS	1
Section 1.1 Defined Terms	1
Section 1.2 Terms Generally	15
Section 1.3 Accounting Terms	15
ARTICLE 2 THE CREDITS	16
Section 2.1 Commitment	16
Section 2.2 Loans	16
Section 2.3 Termination and Reduction of Commitments	17
Section 2.4 Repayment of Loans; Evidence of Debt	18
Section 2.5 Prepayments of Loans	18
Section 2.6 Payments Generally; Administrative Agent’s Clawback	19
Section 2.7 Extension of Scheduled Commitment Termination Date	21
ARTICLE 3 INTEREST, FEES, YIELD PROTECTION, ETC.	22
Section 3.1 Interest	22
Section 3.2 Fees	22
Section 3.3 Increased Costs	23
Section 3.4 Taxes	24
Section 3.5 Alternate Rate of Interest	26
Section 3.6 Other LIBOR Provisions	26
Section 3.7 Break Funding Payments	27
ARTICLE 4 REPRESENTATIONS AND WARRANTIES	27
Section 4.1 Organization and Power	27
Section 4.2 Authority and Execution	27
Section 4.3 Binding Agreement	28
Section 4.4 Litigation	28
Section 4.5 Approvals and Consents	28
Section 4.6 No Conflict	28
Section 4.7 Taxes	29
Section 4.8 Compliance	29
Section 4.9 Property	29
Section 4.10 Federal Reserve Regulations; Use of Loan Proceeds	29
Section 4.11 No Material Adverse Change	29
Section 4.12 Material Agreements	30
Section 4.13 Financial Condition	30
Section 4.14 No Misrepresentation	30
Section 4.15 Legal Status	30
Section 4.16 Investment Company Status	31
ARTICLE 5 CONDITIONS	31
Section 5.1 Effective Date	31
Section 5.2 Each Credit Event	33
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ARTICLE 6 AFFIRMATIVE COVENANTS	33
Section 6.1 Financial Statements and Other Information	33
Section 6.2 Notice of Material Events	34
Section 6.3 Legal Existence	35
Section 6.4 Insurance	35
Section 6.5 Payment of Indebtedness and Performance of Obligations	35
Section 6.6 Observance of Legal Requirements	35
Section 6.7 Books and Records; Visitation	36
Section 6.8 Purpose of Loans	36
Section 6.9 Investment Company Status	36
Section 6.10 Calculation of Net Asset Value	36
ARTICLE 7 NEGATIVE COVENANTS	36
Section 7.1 Indebtedness; Senior Securities	36
Section 7.2 Liens	37
Section 7.3 Fundamental Changes	38
Section 7.4 Restricted Payments	38
Section 7.5 Fundamental Policies	38
Section 7.6 Amendments and Changes	38
Section 7.7 Financial Covenants	38
Section 7.8 Investment	38
ARTICLE 8 EVENTS OF DEFAULT	39
Section 8.1 Events of Default	39
Section 8.2 Remedies	41
ARTICLE 9 THE ADMINISTRATIVE AGENT	42
Section 9.1 Appointment and Authority	42
Section 9.2 Rights as a Lender	42
Section 9.3 Exculpatory Provisions	42
Section 9.4 Reliance by Administrative Agent	43
Section 9.5 Delegation of Duties	44
Section 9.6 Resignation of Administrative Agent	44

Section 9.7 Non Reliance on Administrative Agent and Other Credit Parties	45
ARTICLE 10 MISCELLANEOUS	45
Section 10.1 Notices	45
Section 10.2 Waivers; Amendments	47
Section 10.3 Expenses; Indemnity; Damage Waiver	48
Section 10.4 Successors and Assigns	49
Section 10.5 Survival	52
Section 10.6 Counterparts; Integration; Effectiveness; Electronic Execution	52
Section 10.7 Severability	53
Section 10.8 Right of Setoff	53
Section 10.9 Governing Law; Jurisdiction; Consent to Service of Process	54
Section 10.10 Waiver of Jury Trial	54
Section 10.11 Headings	55
Section 10.12 Interest Rate Limitation	55
Section 10.13 Non-Recourse	55
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Section 10.14 Treatment of Certain Information	55
Section 10.15 USA Patriot Act Notice	56
Section 10.16 Limitation on Liability	56
Section 10.17 Security	57
Section 10.18 Netting of Payments	57

SCHEDULES:

Schedule 1	List of Lenders and Commitments
Schedule 2	Additional Investment Restrictions
Schedule 3	Existing Asset-backed Securities

EXHIBITS:

Exhibit A	Form of Assignment and Assumption
Exhibit B	Form of Note
Exhibit C	Outline of Opinion of Counsel to the Borrower
Exhibit D	Form of Written Borrowing Request
Exhibit E	Form of Closing Certificate
Exhibit F	Form of Federal Reserve Form FR U-1
Exhibit G	Form of Compliance Certificate
Exhibit H	Form of Security Agreement
Exhibit I	Form of Control Agreement
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CREDIT AGREEMENT, dated as of April 15, 2009, among Aberdeen Asia-Pacific Income Fund, Inc., a Maryland corporation, the Lenders party hereto, and The Bank of Nova Scotia, as Administrative Agent (in such capacity, the “Administrative Agent”).

The parties hereto agree as follows:

ARTICLE 1

DEFINITIONS

Section 1.1	Defined Terms

As used in this Credit Agreement, the following terms have the meanings specified below:

“ABR Loan” means a Loan (or any portion thereof) bearing interest based on the Alternate Base Rate.

“Additional Investment Restrictions” means the existing Borrower investment restrictions a copy of which is attached hereto as Schedule 2.

“Adjusted Asset Coverage” means, with respect to the Borrower as of any date, the ratio on such date of (i) Adjusted Total Net Assets attributable to the Borrower to (ii) Adjusted Senior Debt of the Borrower.

“Adjusted LIBO Rate” means, with respect to any LIBOR Loan for any Interest Period, an interest rate per annum (rounded upwards, if necessary, to the next 1/100 of 1%) equal to (a) the LIBO Rate for such Interest Period multiplied by (b) the Statutory Reserve Rate.

“Adjusted Senior Debt” means, with respect to the Borrower as of any date, the sum of each of the following (without duplication) on such date: (a) Senior Debt of the Borrower plus (b) the net liabilities (excluding Ordinary Liabilities), if any, of the Borrower under all Hedging Agreements determined on a mark-to-market basis, plus (c) all Secured Liabilities of the Borrower, plus (d) all Segregated Liabilities of the Borrower.

“Adjusted Total Net Assets” means, with respect to the Borrower as of any date, an amount equal to the following on such date: (a) Total Net Assets of the Borrower minus (b) the value of all Excluded Assets of the Borrower, minus (c) the value of all Excluded Securities, minus (d) the excess, if any, of (i) the value of all of the Borrower’s assets that are subject to a Lien (other than Liens referred to in Section 7.2(b), (c), (d), (f) and (g)), or that are otherwise segregated, or that are on deposit to satisfy margin requirements, over (ii) the sum of all Secured Liabilities and all Segregated Liabilities of the Borrower.

“Administrative Agent” has the meaning set forth in the preamble of this Credit Agreement.

“Administrative Questionnaire” means an Administrative Questionnaire in a form supplied or approved by the Administrative Agent.

“Affected Loan” has the meaning set forth in Section 3.5.

“Affiliate”means an affiliated person, as defined in Section 2(a)(3) of the ICA.

“Alternate Base Rate” means, for any day, a rate per annum equal to the highest of (i) the Prime Rate in effect on such day, (ii) 2.00% plus the Federal Funds Effective Rate in effect on such day, (iii) 2.0% plus the Overnight Eurodollar Rate, and (iv) 7.00%. Any change in the Alternate Base Rate due to a change in the Prime Rate, the Federal Funds Effective Rate or the Overnight Eurodollar Rate shall be effective from and including the effective date of such change in the Prime Rate, the Federal Funds Effective Rate or the Overnight Eurodollar Rate.

“Anti-Terrorism Order” means Executive Order No. 13224 on Terrorist Financing, effective September 24, 2001.

“Applicable Accounting Principles” means, with respect to the Borrower, those accounting principles required by the ICA and prescribed by the SEC for the Borrower and, to the extent not so required or prescribed, GAAP.

“Applicable Money Market” means any money market applicable to LIBOR Loans.

“Applicable Rate” means, with respect to each (a) ABR Loan, the Alternate Base Rate plus 1.25%, and (b) LIBOR Loan, the Adjusted LIBO Rate plus 2.25%.

“Approved Fund” means any Fund that is administered or managed by (i) a Lender, (ii) an Affiliate of a Lender or (iii) an entity or an Affiliate of an entity that administers or manages a Lender.

“Asset-backed Security” means a type of bond or note that is based on one or more pools of assets, or collateralized by the cash flows from one or more pools of underlying assets, and includes collateralized bond obligations, collateralized loan obligations and collateralized mortgage obligations.

“Assignment and Assumption” means an assignment and assumption entered into by a Lender and an Eligible Assignee (with the consent of any party whose consent is required by Section 10.4), and accepted by the Administrative Agent, in substantially the form of Exhibit A or any other form approved by the Administrative Agent.

“Australian Mortgage-backed Security” means an Asset-backed Security that (a) is based solely on one or more pools of “prime” mortgage loans secured solely by real property located in Australia, or collateralized solely by the cash flows from one or more pools of underlying “prime” mortgage loans secured solely by real property located in Australia, and includes collateralized mortgage obligations (provided that all of the underlying real property is located in Australia), (b) is rated at least AAA by S&P (or the equivalent rating of another independent rating agency (other than Moody’s) if not so rated by S&P) and at least Aaa by Moody’s (or the equivalent rating of another independent rating agency (other than S&P) if not so rated by Moody’s), and (c) is issued by an issuer domiciled in Australia.

“Board” means the Borrower’s board of directors or board of trustees, as applicable.

“Board of Governors” means the Board of Governors of the Federal Reserve System of the United States of America.

“Borrower” means Aberdeen Asia-Pacific Income Fund, Inc., a Maryland corporation.

“Borrowing Asset Value” means, at any time, the sum of (a) Net Asset Value plus (b) the Loan Balance.

“Borrowing Request” means a request for a Borrowing in accordance with Section 2.2(a) and, if required in writing, in the form of Exhibit D.

“Business Day” means any day that is not a Saturday, Sunday or other day on which commercial banks in New York City are authorized or required by law to remain closed, provided that, when used in connection with a LIBOR Loan, the term “Business Day” shall also exclude any day on which banks are not open for dealings in dollar deposits in the London interbank market.

“Change in Law” means (a) the adoption of any law, rule or regulation after the Effective Date, (b) any change in any law, rule or regulation or in the interpretation or application thereof by any Governmental Authority after the Effective Date or (c) compliance by any Credit Party (or, for purposes of Section 3.3(b), by any lending office of any Credit Party or by such Credit Party’s holding company) with any request, guideline or directive (whether or not having the force of law) of any Governmental Authority made or issued after the Effective Date.

“Code” means the Internal Revenue Code of 1986.

“Commitment” means, with respect to each Lender, the commitment of such Lender to make Loans hereunder in an aggregate amount not exceeding at any one time outstanding the amount set forth adjacent to its name on Schedule 1, or in the Assignment and Assumption pursuant to which such Lender shall have assumed its Commitment, as such commitment may be reduced from time to time pursuant to Section 2.3 or pursuant to an Assignment and Assumption. The initial aggregate amount of the Commitments of the Lenders on the Effective Date is $600,000,000.

“Commitment Fee Rate” means a rate per annum equal to (a) as of any date upon which the aggregate outstanding principal balance of the Loans equals or exceeds 75% of the aggregate Commitments, 0.60%, and (b) as of any other date, 1.125%.

“Commitment Termination Date” means the earlier to occur of (a) the Scheduled Commitment Termination Date, or (b) such earlier date on which the Lenders’ obligations to make Loans shall have otherwise terminated or been terminated.

“Control Agreement” shall have the meaning set forth in Section 5.1(g).

“Credit Agreement” means this Credit Agreement.

“Credit Documents” means this Credit Agreement, the Security Documents and the Notes.

“Credit Linked Note” means a note in which the principal or interest payments are increased or decreased based on the total return on a notional value of a reference asset or the occurrence of a credit event of a reference entity.

“Credit Parties” means, collectively, the Administrative Agent and the Lenders.

“Custodian” means State Street Bank and Trust Company, in its capacity as custodian under the Custody Agreement.

“Custody Agreement” means the Custodian Contract, dated as of April 11, 1986, and amended as of November 26, 1986, December 4, 1998 and July 8, 2005, by and between the Borrower and State Street Bank and Trust Company, in its capacity as custodian thereunder.

“Default” means any event or condition that constitutes an Event of Default or that upon notice, lapse of time or both would, unless cured or waived, become an Event of Default.

“Derivative” means (i) any rate, basis, commodity, currency, debt or equity swap, (ii) any put, cap, collar or floor agreement, (iii) any rate, basis, commodity, currency, debt or equity futures or forward agreement, (iv) any rate, basis, commodity, currency, debt or equity option representing an obligation to buy or sell a security, commodity, currency, debt or equity, (v) any financial instrument whose value is derived from the value of something else, or (vi) any contract under which the parties agree to payments between or among them based upon the value of an underlying asset or other data at a particular point in time.

“Derivative Agreement” means an agreement between the Borrower and one or more counterparties with respect to a Derivative.

“Distressed Investment” means any (a) Investment (i) an obligor or issuer of which is the subject of a bankruptcy, insolvency, liquidation or other similar proceeding, (ii) which, if a debt investment or preferred equity investment, is in default beyond the applicable grace period, if any, as to payment of any principal, interest, dividend or distribution, (iii) that is a debt investment that has a Distressed Rating, (iv) which is otherwise classified by the Borrower, its Investment Manager or its Investment Adviser (or any sub-adviser) as “distressed” or “non-performing”, or (v) in respect of which, if it is a debt Investment, there is a default or a breach of a material provision under the related indenture, loan documents or other governing agreements or a “default” or “event of default” has occurred and is continuing under the related indenture, loan documents or other governing agreements, in each case beyond any applicable grace period, or (b) Derivative one or more of the counterparties in respect of which (i) is the subject of a bankruptcy, insolvency, liquidation or other similar proceeding, (ii) is in default beyond the original applicable grace period, if any, with respect to any payment thereunder, (iii) has a short-term unsecured, non-credit enhanced issuer debt rating equivalent to a Distressed Rating, or (iv) is in default or in breach of a material provision under the related Derivative

Agreement or other governing agreements or a “default” or “event of default” has occurred and is continuing under the related Derivative Agreement or other governing agreements, in each case beyond any applicable grace period.

“Distressed Rating” means, with respect to any debt investment or credit worthiness of an issuer, such investment or issuer (as the case may be) is (a) rated below CCC+ by S&P (or the equivalent rating of another independent rating agency (other than Moody’s) if not so rated by S&P) or below Caa1 by Moody’s (or the equivalent rating of another independent rating agency (other than S&P) if not so rated by Moody’s), or (b) if clause (a) does not apply, is reasonably equivalent or of similar quality, as reasonably determined pursuant to any policy of the Investment Manager or the Investment Adviser, to any debt investment or issuer that is so rated.

“Effective Date” has the meaning set forth in Section 5.1.

“Electronic Platform” means an electronic system for the delivery of information (including documents), such as IntraLinks On-Demand Workspaces™, that may or may not be provided or administered by Administrative Agent or an Affiliate thereof.

“Eligible Assignee” means (i) a Lender, (ii) an Affiliate of a Lender, (iii) an Approved Fund, (iv) any other Person (other than a natural person) approved by the Administrative Agent, and, unless an Event of Default has occurred and is continuing, the Borrower (each such approval not to be unreasonably withheld or delayed); provided that notwithstanding the foregoing, “Eligible Assignee” shall not include the Borrower or any of the Borrower’s Affiliates or Subsidiaries.

“Eligible Credit Linked Note” means a Credit Linked Note (a) the issuer in respect of which has a minimum senior unsecured unenhanced long term debt rating of at least A- by S&P (or the equivalent rating of another independent rating agency (other than Moody’s) if not so rated by S&P) and at least A3 by Moody’s (or the equivalent rating of another independent rating agency (other than S&P) if not so rated by Moody’s), (b) acquired or maintained by the Borrower solely for the purpose of gaining exposure to foreign government securities, and (c) to the extent that the value thereof, when aggregated with the value of all other Investments by the Borrower in Credit Linked Notes would not exceed 5% of Total Net Assets.

“Event of Default” has the meaning assigned to such term in Section 8.1.

“Excluded Assets” means, with respect to the Borrower, (i) all equipment, if any, (ii) all securities held that are in default (except to the extent that the Borrower is required or permitted to attribute a value thereto pursuant to the ICA, the rules thereunder and Applicable Accounting Principles) or determined to be worthless pursuant to any applicable policy of the Borrower, and (iii) all deferred organizational and offering expenses.

“Excluded Collateral” has the meaning set forth in the Security Agreement.

“Excluded Securities” means, as of any date, all Asset-backed Securities (other than Australian Mortgage-backed Securities to the extent that, when included in the determination of Adjusted Total Net Assets, they would not account for more than 5% thereof).

“Excluded Taxes” means, with respect to the Administrative Agent, any Lender or any other recipient of any payment to be made by or on account of any obligation of the Borrower under any Credit Document, (i) income or franchise taxes or other taxes imposed on (or measured by) its net income by the United States of America, or by the jurisdiction (or political subdivision thereof) under the laws of which such recipient is organized or in which its principal office is located or, in the case of any Lender, in which such Lender’s applicable lending office is located; (ii) any branch profits taxes imposed by the United States of America or any similar tax imposed by any other jurisdiction in which the Borrower is located and (iii) in the case of a Foreign Lender, any withholding tax that is imposed on amounts payable to such Foreign Lender at the time such Foreign Lender becomes a party hereto (or designates a new lending office) or is attributable to such Foreign Lender’s failure or inability (other than as a result of a Change in Law) to comply with Section 3.4(e), except to the extent that such Foreign Lender (or its assignor, if any) was entitled, at the time of designation of a new lending office (or assignment), to receive additional amounts from the Borrower with respect to such withholding tax pursuant to Section 3.4(a).

“Exempt Issuer” means (a) any state or province of (i) the United States of America, (ii) Canada, or (iii) the Commonwealth of Australia, or (b) any national government.

“Existing Credit Agreement” has the meaning set forth in Section 5.1(i).

“Federal Funds Effective Rate” means, for any day, a rate per annum (expressed as a decimal, rounded upwards, if necessary, to the next higher 1/100 of 1%) equal to the weighted average of the rates on overnight federal funds transactions with members of the Federal Reserve System arranged by federal funds brokers on such day, as published by the Federal Reserve Bank of New York on the Business Day next succeeding such day, provided that (i) if the day for which such rate is to be determined is not a Business Day, the Federal Funds Effective Rate for such day shall be such rate on such transactions on the next preceding Business Day as so published on the Business Day succeeding such next preceding Business Day, and (ii) if such rate is not so published for any day, the Federal Funds Effective Rate for such day shall be the average of the quotations for such day on such transactions received by the Administrative Agent.

“Federal Reserve Form” means a Form FR U-1 duly completed by each Lender and executed by the Borrower, the statements made in which shall, in the reasonable opinion of the Administrative Agent, permit the transactions contemplated hereby in compliance with Regulation U, together with all instruments, certificates and other documents executed or delivered in connection therewith or attached thereto.

“Foreign Lender” has the meaning set forth in Section 3.4(e).

“Fund” means any Person (other than a natural person) that is (or will be) engaged in making, purchasing, holding or otherwise investing in commercial loans and similar extensions of credit in the ordinary course of its business.

“Fundamental Policies” means, collectively, (i) the policies and objectives for, and limits and restrictions on, investing by the Borrower set forth in the Proxy Statement as in effect on the Effective Date (which excludes proposal 3(d) of the Proxy Statement) and which may be changed only by a vote of a majority of the Borrower’s outstanding voting securities (as defined in Section 2(a)(42) of the ICA), and (ii) all policies limiting the incurrence of Indebtedness by the Borrower set forth in the Proxy Statement as in effect on the Effective Date.

“GAAP” means generally accepted accounting principles in the United States of America.

“Governmental Authority” means the government of the United States of America or any other nation or any political subdivision thereof, whether state or local, and any agency, authority, instrumentality, regulatory body, court, arbitrator, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government.

“Governmental Issuer” means a nation, a governmental agency of a nation the obligations of which are backed by the full faith and credit of such nation, or a supranational organization to which one or more nations belong.

“Guarantee” of or by any Person (the “guarantor”) means any obligation, contingent or otherwise, of the guarantor guaranteeing or having the economic effect of guaranteeing any Indebtedness or other obligation of any other Person (the “primary obligor”) in any manner, whether directly or indirectly, and including any obligation of the guarantor, direct or indirect, (i) to purchase or pay (or advance or supply funds for the purchase or payment of) such Indebtedness or other obligation or to purchase (or to advance or supply funds for the purchase of) any security for the payment thereof, (ii) to purchase or lease property, securities or services for the purpose of assuring the owner of such Indebtedness or other obligation of the payment thereof, (iii) to maintain working capital, equity capital or any other financial statement condition or liquidity of the primary obligor as to enable the primary obligor to pay such Indebtedness or other obligation or (iv) as an account party in respect of any letter of credit or letter of guaranty issued to support such Indebtedness or obligation, provided that the term “Guarantee” shall not include endorsements for collection or deposit in the ordinary course of business. The term “Guaranteed” has a meaning correlative thereto.

“Hedging Agreement” means any interest rate protection agreement, foreign currency exchange agreement, commodity price protection agreement, credit default swap, Credit Linked Note or other interest or currency exchange rate or commodity price hedging arrangement.

“ICA” means the Investment Company Act of l940.

“Illiquid Investment” means, as of any date, any Investment that has any material condition to or restriction on the ability of the Borrower, the Lenders or any assignee of either thereof to sell, assign, transfer, pledge, hypothecate or otherwise encumber or liquidate the same in a commercially reasonable time and manner (other than customary securities law arrangements or restrictions), whether or not such condition or restriction is intrinsic to such Investment, provided that any condition or restriction that could reasonably be expected to (a) prohibit or delay any such sale, assignment, transfer, pledge, hypothecation, encumbrancing or liquidation for more than seven (7) Business Days, or (b) require any payment (other than a nominal amount) in connection therewith, shall be deemed to be such a material condition or restriction within the meaning of this defined term.

“Indebtedness” of any Person means, without duplication, (i) all obligations of such Person for borrowed money, (ii) all obligations of such Person evidenced by or otherwise in respect of bonds, debentures, notes or similar instruments, (iii) all obligations of such Person upon which interest charges are customarily paid, (iv) all obligations of such Person under conditional sale or other title retention agreements relating to property acquired by such Person, (v) all obligations of such Person in respect of the deferred purchase price of property or services (excluding current accounts payable incurred in the ordinary course of business), (vi) all Indebtedness of others secured by (or for which the holder of such Indebtedness has an existing right, contingent or otherwise, to be secured by) any Lien on property owned or acquired by such Person, whether or not the Indebtedness secured thereby has been assumed, (vii) all obligations, contingent or otherwise, of such Person as an account party in respect of letters of credit and letters of guaranty, (viii) all obligations, contingent or otherwise, of such Person in respect of bankers acceptances, (ix) all net payment obligations, contingent or otherwise, of such Person under Hedging Agreements, and (x) all Guarantees by such Person of any of the foregoing. The Indebtedness of any Person shall include the Indebtedness of any other entity (including any partnership in which such Person is a general partner) to the extent such Person is liable therefor as a result of such Person’s ownership interest in or other relationship with such entity, except to the extent the terms of such Indebtedness provide that such Person is not liable therefor.

“Indemnified Taxes” means Taxes other than Excluded Taxes.

“Indemnitee” has the meaning assigned to such term in Section 10.3(b).

“Interest Payment Date” means (i) with respect to any ABR Loan, the last day of each month, (ii) with respect to any LIBOR Loan, the last day of the Interest Period applicable to such LIBOR Loan and, in the case of a LIBOR Loan with an Interest Period of more than three months’ duration, each day prior to the last day of such Interest Period that occurs at intervals of three months’ duration after the first day of such Interest Period and (iii) with respect to all Loans, the Maturity Date.

“Interest Period” means, with respect to any LIBOR Loan, the period commencing (a) on the date of the commencement thereof and ending (I) on the numerically corresponding day in the calendar month that is one, two, three or six months thereafter, or (II) if made available by all of the applicable Lenders, such other date thereafter, or (b) during the 30 day period immediately preceding the Scheduled Commitment Termination Date, on the date of the commencement thereof and ending one or two weeks thereafter, in each case as the Borrower may elect; provided that (i) if any Interest Period would end on a day other than a Business Day, such Interest Period shall be extended to the next succeeding Business Day, unless such next succeeding Business Day would fall in the next calendar month, in which case such Interest Period shall end on the next preceding Business Day, (ii) any Interest Period (other than an Interest Period of one or two weeks) that commences on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the last calendar month of such Interest Period) shall end on the last Business Day of the last calendar month of such Interest Period, and (iii) the Borrower shall not be permitted to select any Interest Period if it would end after the Scheduled Commitment Termination Date.

“Investment” means, with respect to any Person, any direct or indirect portfolio investment by such Person in, or portfolio exposure (including through Derivatives) of such Person to (a) currencies, commodities, loans or securities, or any indexes on currencies, commodities, loans, securities, interest rates, or indexes, (b) any Derivative, or (c) any other medium for investment.

“Investment Advisor” means, with respect to the Borrower, the investment adviser therefor.

“Investment Limitation Default” means, as of any date:

(i)        the aggregate value of all Illiquid Investments of the Borrower exceeds 10% of Total Net Assets;

(ii)       the aggregate value of all Unrated Investments of the Borrower exceeds 10% of Total Net Assets;

(iii)      the aggregate value of all Distressed Investments of the Borrower exceeds 10% of Total Net Assets;

(iv)      the aggregate value of all Asset-backed Securities of the Borrower exceeds 10% of Total Net Assets;

(v)       the aggregate value of all Illiquid Investments, Unrated Investments, Distressed Investments, Asset-backed Securities and Credit Linked Notes of the Borrower exceeds 25% of Total Net Assets;

(vi)      the Borrower shall make or maintain any Investment in Asset-backed Securities other than (1) Asset-backed Securities listed on Schedule 3 hereto, and (2) Asset-backed Securities rated at least AAA by S&P (or the equivalent rating of another independent rating agency (other than Moody’s) if not so rated by S&P) and at least Aaa by Moody’s (or the equivalent rating of another independent rating agency (other than S&P) if not so rated by Moody’s);

(vii)     the aggregate value of all Investments of the Borrower issued by any issuer (other than an Exempt Issuer) exceeds 5% of Total Net Assets;

(viii)    the aggregate value of all Investments of the Borrower issued by one or more issuers formed or otherwise domiciled in any single nation (other than the United States of America, Canada or the Commonwealth of Australia) exceeds (a) in the case of New Zealand, 35% of Total Net Assets, (b) in the case of South Korea, 20% of Total Net Assets, or (c) in the case of any other nation, 15% of Total Net Assets;

(ix)      the aggregate value of all Investments of the Borrower in any single industry (excluding, to the extent included therein, Investments issued by Governmental Issuers) exceeds 25% of Total Net Assets;

(x)       the Borrower makes or maintains any Investment in any Credit Linked Note other than an Eligible Credit Linked Note; or

(xi)      the aggregate value of all Investments of the Borrower denominated in the South Korean Won exceeds 10% of Total Net Assets.

“Investment Manager” means, with respect to the Borrower, the investment manager therefor.

“Lenders” means the Persons listed on Schedule 1 and any other Person that shall have become a party hereto pursuant to an Assignment and Assumption, other than any such Person that ceases to be a party hereto pursuant to an Assignment and Assumption.

“LIBO Rate” means, with respect to any LIBOR Loan for any Interest Period, the rate of interest per annum that appears on the Reuters LIBOR01 Page as of 11:00 a.m., London time, two (2) Business Days prior to the commencement of such Interest Period, in an amount equal to $1,000,000 for dollar deposits with a maturity comparable to such Interest Period. If the Reuters LIBOR01 Page does not include such rate or is then unavailable, then LIBO Rate shall mean with respect to any LIBOR Loan for any Interest Period, the rate of interest per annum quoted by the Administrative Agent to leading banks in the London interbank market as the rate at which the Administrative Agent is offering dollar deposits in an amount equal to $1,000,000 for dollar deposits with a maturity comparable to such Interest Period at approximately 11:00 a.m., London time, two (2) Business Days prior to the commencement of such Interest Period.

“LIBOR Loan” means a Loan (or any portion thereof) bearing interest based on the Adjusted LIBO Rate.

“Lien” means, with respect to (i) any asset, (a) any mortgage, deed of trust, lien, pledge, hypothecation, encumbrance, charge or security interest in, on or of such asset, and (b) the interest of a vendor or a lessor under any conditional sale agreement, capital lease or title retention agreement relating to such asset, and (ii) any securities, any purchase option, call or similar right of a third party.

“Loan” means a loan made pursuant to Section 2.1.

“Loan Balance” means, on any date of determination, an amount equal to the aggregate outstanding principal balance of the Loans.

“Margin Stock” has the meaning assigned to such term in Regulation U.

“Material Adverse Effect” means a material adverse effect on (a) the property, assets, income or financial condition of the Borrower, (b) the ability of the Borrower to perform any of its monetary or other material obligations under any Credit Document, or (c) the rights of, or benefits available to, the Credit Parties under any Credit Document.

“Material Indebtedness” means Indebtedness (other than Indebtedness under the Credit Documents) in an aggregate principal amount exceeding the Threshold Amount.

“Maturity Date” means, for any Loan, the earlier to occur of (a) the last day of the Interest Period for such Loan and (b) the Commitment Termination Date.

“Maximum Borrowing Value” means, at any time with respect to the Borrower’s assets constituting (i) Margin Stock, the “current market value” (within the meaning of Regulation U) thereof at such time, and (ii) Non-Margin Assets, the “good faith loan value” (within the meaning of Regulation U) thereof at such time.

“Maximum Permitted Borrowing” means, at any date of determination, an amount equal to the least of (i) the maximum amount of Senior Debt that the Borrower would be permitted to incur under its Fundamental Policies on such date, (ii) the maximum amount of Senior Debt that the Borrower would be permitted to incur on such date under the ICA, (iii) the sum on such date of (A) 50% of the Maximum Borrowing Value of the Borrower’s Margin Stock (excluding any such Margin Stock that is subject to any Lien (other than a Lien referred to in Section 7.2(b), (c), (d), (f) or (g)), that is segregated or that is on deposit to satisfy margin requirements) as of such date plus (B) the Maximum Borrowing Value of the Borrower’s Non-Margin Assets (excluding any such Non-Margin Assets that are subject to any Lien (other than a Lien referred to in Section 7.2(b), (c), (d), (f) or (g)), that are segregated or that are on deposit to satisfy margin requirements) as of such date, and (iv) 33.0% of (A) in connection with any Loan, the Pro-forma Borrowing Asset Value, or (B) in all other cases, the Borrowing Asset Value of the Borrower as of the immediately preceding Business Day.

“Measurement Date” means, the date of the most recent audited financial statements of the Borrower which were delivered to the Credit Parties prior to (i) the date of this Credit Agreement or (ii) in the event that the Scheduled Commitment Termination Date has been extended pursuant to Section 2.7, the most recent date the Scheduled Commitment Termination Date was so extended.

“Moody’s” means Moody’s Investors Service, Inc.

“Net Asset Value” means, at any time of determination, an amount equal to Adjusted Total Net Assets minus Adjusted Senior Debt.

“Non-Margin Assets” means assets of the Borrower which do not constitute Margin Stock, provided, that, for purposes of this definition, “Non-Margin Assets” shall not include “puts, calls or combinations thereof” within the meaning of Regulation U.

“Non-Recourse Person” has the meaning assigned to such term in Section 10.13.

“Notes” means, with respect to each Lender, a promissory note, substantially in the form of Exhibit B, payable to the order of such Lender and dated the Effective Date, including all replacements thereof and substitutions therefor.

“OFAC” means the Office of Foreign Assets Control of the United States Department of Treasury.

“Ordinary Liabilities” means, as of any date, “all liabilities and indebtedness” (within the meaning of the first sentence of Section 18(h) of the ICA) of the Borrower not represented by Senior Securities.

“Organization Documents” means, (a) with respect to any corporation, its certificate of incorporation or charter, and by-laws, and any board resolutions modifying the former as set forth in a secretary’s certificate from such corporation, (b) with respect to any partnership, its partnership agreement, (c) with respect to any limited liability company, its certificate of formation and limited liability company agreement, (d) with respect to any business trust or statutory trust, its certificate of trust, if any, and declaration of trust and, (e) with respect to any other Person, the counterpart documents thereof.

“Other Taxes” means all present or future stamp or documentary taxes or any other excise or property taxes, charges or similar levies arising from any payment made hereunder or under any other Credit Document or from the execution, delivery or enforcement of, or otherwise with respect to, this Credit Agreement or any other Credit Document.

“Overnight Eurodollar Rate” means, with respect to any ABR Loan as of any date, the rate of interest per annum that appears on the Reuters LIBOR01 Page as of 11:00 a.m., London time, on such date as Interbank Rates (Overnight) for Dollars, provided that if the Reuters LIBOR01 Page does not include such a rate or is then unavailable, then Overnight Eurodollar Rate shall mean with respect to any ABR Loan, the rate of interest per annum quoted by the Administrative Agent to leading banks in the London interbank market as the rate at which the Administrative Agent is offering dollar deposits in an amount equal to $1,000,000 for overnight dollar deposits at approximately 11:00 a.m., London time, provided further that if the day for which such rate is to be determined is not a Business Day, the Overnight Eurodollar Rate for such day shall be such rate on the next preceding Business Day.

“Participant” has the meaning assigned to such term in clause (d) of Section 10.4.

“Patriot Act” means the USA PATRIOT Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001)), as amended.

“Permitted Investments” means all Investments of the Borrower, in each case (a) to the extent that the Borrower has the power and authority under the Proxy Statement to invest therein, and (b) to the extent the investment therein, ownership thereof, or exposure thereto, by the Borrower is in conformity with the Proxy Statement.

“Permitted Liens” means Liens permitted by Section 7.2.

“Person” means any natural person, corporation, limited liability company, trust, joint venture, association, company, partnership, Governmental Authority or other entity.

“Prime Rate” means the rate of interest per annum publicly announced from time to time by the Administrative Agent as its prime commercial lending rate; each change in the Prime Rate being effective from and including the date such change is publicly announced as being effective. The Prime Rate is not intended to be the lowest rate of interest charged by the Administrative Agent in connection with extensions of credit to borrowers.

“Pro-forma Borrowing Asset Value” means, in connection with any Loan, the Borrowing Asset Value as of the immediately preceding Business Day adjusted to give effect to such Loan and the contemporaneous use of the proceeds thereof.

“Proxy Statement” means the Borrower’s definitive proxy statement, dated March 19, 2001.

“Regulated Investment Company” has the meaning set forth in Section 851 of the Code.

“Regulation D” means Regulation D of the Board of Governors as from time to time in effect and all official rulings and interpretations thereunder or thereof.

“Regulation T” means Regulation T of the Board of Governors as from time to time in effect and all official rulings and interpretations thereunder or thereof.

“Regulation U” means Regulation U of the Board of Governors as from time to time in effect and all official rulings and interpretations thereunder or thereof.

“Regulation X” means Regulation X of the Board of Governors as from time to time in effect and all official rulings and interpretations thereunder or thereof.

“Related Parties” means, with respect to any specified Person, such Person’s Affiliates and the respective directors, officers, employees, agents and advisorsof such Person and such Person’s Affiliates.

“Required Lenders” means, at any time, three or more Lenders having unused Commitments and outstanding Loans representing greater than 66-2/3% of the sum of the unused Commitments and outstanding Loans of all Lenders, provided that at any time that there are three or less Lenders, “Required Lenders” means all of the Lenders.

“S&P” means Standard & Poor’s Rating Services, a division of The McGraw-Hill Companies, Inc.

“Sanctioned Country” shall mean a country subject to a sanctions program identified on the list maintained by OFAC and available at the following website (or as otherwise published from time to time): http://www.treas.gov/offices/eotffc/ofac/sanctions/index.html.

“Sanctioned Person” shall mean (i)(A) an agency of the government of a Sanctioned Country, (B) an organization controlled by a Sanctioned Country, or (C) a person resident in a Sanctioned Country, to the extent subject to a sanctions program administered by OFAC, or (ii) a Person named on the list of “Specially Designated Nationals and Blocked Persons” maintained by OFAC available at the following website (or as otherwise published from time to time): http://www.treas.gov/offices/eotffc/ofac/sdn/index.html.

“Scheduled Commitment Termination Date” means April 14, 2010, as the same may be extended from time to time in accordance with Section 2.7.

“SEC” means the U.S. Securities and Exchange Commission and/or any other Governmental Authority succeeding to the functions thereof with respect to the ICA and the Securities Act.

“Secured Liabilities” means all liabilities (excluding Ordinary Liabilities) of the Borrower secured by Liens.

“Securities Act” means the Securities Act of 1933.

“Security Agreement” shall have the meaning set forth in Section 5.1(f).

“Security Documents” means the Security Agreement, the Control Agreement and each other agreement, instrument or other document executed or delivered pursuant thereto.

“Segregated Liabilities” means all liabilities and other obligations (excluding Ordinary Liabilities) of the Borrower relating to assets that have been segregated or are otherwise subject to margin arrangements.

“Senior Debt” means, as of any date, the aggregate amount of Senior Securities Representing Indebtedness of the Borrower, provided that if at the time of calculation thereof the aggregate amount of all Senior Securities Representing Indebtedness of the Borrower is zero, for purposes of such calculation such aggregate amount shall be one (1).

“Senior Security” shall have the meaning set forth in the first sentence of Section 18(g) of the ICA.

“Senior Security Representing Indebtedness” shall have the meaning set forth in the first sentence of Section 18(g) of the ICA.

“Specified Materials” means, collectively, all materials or information provided by or on behalf of the Borrower, as well as documents and other written materials relating to the Borrower, the Credit Parties or any of their respective subsidiaries or Affiliates or any other materials or matters relating to the Credit Documents (including any amendments or waivers of the terms thereof or supplements thereto).

“Status” has the meaning set forth in Section 4.16.

“Statutory Reserve Rate” means a fraction (expressed as a decimal), the numerator of which is the number one and the denominator of which is the number one minus the aggregate of the maximum reserve percentages (including any marginal, special, emergency or supplemental reserves) expressed as a decimal established by the Board of Governors to which the Administrative Agent is subject for eurocurrency funding (currently referred to as “Eurocurrency liabilities” in Regulation D). Such reserve percentages shall include those imposed pursuant to such Regulation D. LIBOR Loans shall be deemed to constitute eurocurrency funding and to be subject to such reserve requirements without benefit of or credit for proration, exemptions or offsets that may be available from time to time to the Administrative Agent under such Regulation D or any comparable regulation. The Statutory Reserve Rate shall be adjusted automatically on and as of the effective date of any change in any reserve percentage.

“Taxes” means any and all current or future taxes, levies, imposts, duties, deductions, charges or withholdings imposed by any Governmental Authority.

“Threshold Amount” means the lesser of (i) 1.0% of the aggregate Net Asset Value of the Borrower, and (ii) $10,000,000.

“Total Net Assets” means, as of any date, (a) the “value of the total assets” (within the meaning of the first sentence of Section 18(h) of the ICA) of the Borrower less (b) the Ordinary Liabilities of the Borrower.

“Transactions” means the (i) execution, delivery and performance by the Borrower of each Credit Document to which it is a party, (ii) borrowing of the Loans, and (iii) use of the proceeds of the Loans.

“Type”: means an ABR Loan or a LIBOR Loan, as the case may be.

“Unrated Investments” means any debt security or Investment that is not publicly rated by S&P, Moody’s or another nationally-recognized statistical rating organization.

“U.S. Dollars” or “$” refers to lawful money of the United States of America.

Section 1.2	Terms Generally

The definitions of terms herein shall apply equally to the singular and plural forms of the terms defined. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms. The words “include”, “includes” and “including” shall be deemed to be followed by the phrase “without limitation”. The word “will” shall be construed to have the same meaning and effect as the word “shall”. Unless the context requires otherwise, (i) any definition of or reference to any agreement, instrument or other document herein shall be construed as referring to such agreement, instrument or other document as from time to time amended, supplemented or otherwise modified (subject to any restrictions on such amendments, supplements or modifications set forth herein), (ii) any definition of or reference to any law, rule or regulation shall be construed as referring to such law, rule or regulation as from time to time amended and any successor thereto and in the case of such law, the rules and regulations promulgated from time to time thereunder, (iii) any reference herein to any Person shall be construed to include such Person’s successors and permitted assigns, (iv) the words “herein”, “hereof” and “hereunder”, and words of similar import, shall be construed to refer to this Credit Agreement in its entirety and not to any particular provision hereof, and (v) all references herein to Articles, Sections, Exhibits and Schedules shall be construed to refer to Articles and Sections of, and Exhibits and Schedules to, this Credit Agreement.

Section 1.3	Accounting Terms

As used in the Credit Documents and in any certificate, opinion or other document made or delivered pursuant thereto, accounting terms not defined in Section 1.1, and accounting terms partly defined in Section 1.1, to the extent not defined, shall have the respective meanings given to them under Applicable Accounting Principles. If at any time any change in Applicable Accounting Principles would affect the computation of any financial ratio or requirement set forth in this Credit Agreement and (i) the Borrower notifies the Administrative Agent that the Borrower objects to determining compliance with such financial ratio or requirement on the basis of Applicable Accounting Principles in effect immediately after such change becomes effective or (ii) the Required Lenders so object, then the Borrower’s compliance with such ratio or requirement shall be determined on the basis of Applicable Accounting Principles in effect immediately before such change becomes effective, until either such notice is withdrawn by the Borrower or the Required Lenders, as the case may be, or the Borrower and the Required Lenders otherwise agree. Except as otherwise expressly provided herein, the computation of financial ratios and requirements set forth in this Credit Agreement shall be consistent with the Borrower’s financial statements required to be delivered hereunder.

ARTICLE 2

THE CREDITS

Section 2.1	Commitment

Subject to the terms and conditions set forth herein, each Lender agrees to make loans to the Borrower from time to time during the period from the Effective Date through the Business Day immediately preceding the Commitment Termination Date, provided that immediately after giving effect thereto, (i) the aggregate outstanding principal balance of such Lender’s Loans will not exceed its Commitment and (ii) Senior Debt shall not exceed the Maximum Permitted Borrowing. Within the foregoing limits and subject to the terms and conditions set forth herein, the Borrower may borrow, prepay and reborrow Loans.

Section 2.2	Loans

(a)       General Provisions. To request a Loan, the Borrower shall make a telephonic Borrowing Request to the Administrative Agent, not later than (a) in the case of an ABR Loan, 9:00 a.m., New York City time, on the Business Day of the proposed Loan, (b) in the case of a LIBOR Loan, 11:00 a.m., New York City time, three (3) Business Days before the date of the proposed Loan. Such telephonic Borrowing Request shall be irrevocable and shall be confirmed promptly by hand delivery or facsimile to the Administrative Agent of a duly executed Borrowing Request duly signed by or on behalf of the Borrower. Each such telephonic and written Borrowing Request shall specify: (I) the requested date for such Loan (which shall be a Business Day), (II) whether such Loan is to be an ABR Loan or a LIBOR Loan, (III) the amount of such Loan, which shall (x) in the case of an ABR Loan, be either $5,000,000 or in an integral multiple of $1,000,000 in excess thereof or, if less, the unused Commitment, or (y) in the case of a LIBOR Loan, be either $5,000,000 or in an integral multiple of $1,000,000 in excess thereof, and (IV) with respect to each LIBOR Loan, the Interest Period therefor. Each such written Borrowing Request shall specify the additional information required by Exhibit D. Notwithstanding anything herein to the contrary, in no event shall the Borrower be permitted to borrow a LIBOR Loan if, immediately after giving effect thereto, there would be more than five (5) LIBOR Loans outstanding.

(b)       Funding of Loans. Promptly following receipt of a Borrowing Request in accordance with subsection (a) of this Section, the Administrative Agent shall advise each applicable Lender of the details thereof and of the amount of such Lender’s Loan to be made as part of the requested Borrowing. Each Lender shall make each Loan to be made by it hereunder on the proposed date thereof by wire transfer of immediately available funds by 2:00 p.m., to the account of the Administrative Agent most recently designated by it for such purpose by notice to the Lenders. The Administrative Agent will make such Loans available to the Borrower by promptly transferring the amounts so received, in like funds, to a custodial account at the Custodian in the name of the Borrower or, in the event a Borrowing shall not occur on such date because any condition precedent herein shall not have been met, return the amounts so received to the respective Lenders.

(c)       Type of Loans. To request one or more particular Types of Loans, the Borrower shall elect in its Borrowing Requests therefor the Type of Loans being requested. If no election as to the Type of Loan is specified, then the requested Loan shall be an ABR Loan.

(d)       Conversion to another Type of Loan. After the making of a Loan, the Borrower may elect to convert all or any portion of any Loan to a different Type of Loan, all as provided in this Section. Each such election shall be made by the Borrower, shall be irrevocable and shall specify the following information (i) the amount and nature of the Type of Loan requested to be converted, (ii) the requested date for such conversion, which shall be a Business Day, (iii) whether such Loan is to be an ABR Loan, or a LIBOR Loan, and (iv) in the case of a LIBOR Loan, the Interest Period to be applicable thereto, which shall be a period contemplated by the definition of the term “Interest Period.” In the event that, prior to the expiration of the Interest Period applicable to an existing LIBOR Loan, the Borrower shall fail to timely elect a new Loan in accordance herewith, such LIBOR Loan shall, on the last day of such Interest Period, be automatically converted to an ABR Loan. Notwithstanding anything to the contrary herein contained, upon the occurrence and during the continuance of an Event of Default, the Administrative Agent or Required Lenders may suspend the Borrower’s right to make elections pursuant to this Section 2.2(d) during the period commencing on the date the Administrative Agent or the Required Lenders, as the case may be, so notifies the Borrower of such suspension, and ending on the date upon which the Borrower notifies the Administrative Agent and the Lenders that no Event of Default then exists, in which case each LIBOR Loan the Interest Period in respect of which ends during such period shall, on the last day of such Interest Period, be automatically converted to an ABR Loan.

Section 2.3	Termination and Reduction of Commitments

(a)       Unless previously terminated, the Commitments shall terminate on the Scheduled Commitment Termination Date.

(b)       The Borrower may at any time terminate, or from time to time reduce, without premium or penalty, the Commitments, provided that (i) the Borrower may not terminate or reduce the Commitments if, after giving effect to any concurrent repayment of the Loans in accordance with Section 2.4 or 2.5, the Loan Balance would exceed the aggregate Commitments of all Lenders, and (ii) each such reduction shall be in an amount that, when added to the amount of each such prepayment, is in a minimum amount of $5,000,000 or in an integral multiple of $1,000,000 in excess thereof.

(c)       The Borrower shall notify the Administrative Agent of any election to terminate or reduce the Commitments under paragraph (b) of this Section at least three (3) Business Days prior to the effective date of such termination or reduction, specifying such election and the effective date thereof. Promptly following receipt of any notice, the Administrative Agent shall advise the Lenders of the contents thereof. Each notice delivered by the Borrower pursuant to this Section shall be irrevocable and any termination or reduction of the Commitments hereunder shall be permanent. Each termination or reduction of the Commitments shall be accompanied by the payment of accrued and unpaid commitmentfees to the extent required by Section 3.2.

Section 2.4	Repayment of Loans; Evidence of Debt

(a)       The Borrower hereby unconditionally promises to pay to the Administrative Agent for the account of each Lender the then unpaid principal amount of each Loan on the earlier to occur of (i) Maturity Date therefor, and (ii) the Scheduled Commitment Termination Date.

(b)       In the event that on any date, the Borrower shall either fail to be in compliance with Section 7.7(a) or Senior Debt exceeds the Maximum Permitted Borrowing, the Borrower shall, on such date, repay the Loans and take such other actions as may be necessary such that, immediately after giving effect to such repayment and other actions, Senior Debt no longer exceeds the Maximum Permitted Borrowing and the Borrower is in compliance with Section 7.7(a).

(c)       Each Lender shall maintain in accordance with its usual practice an account or accounts evidencing the outstanding principal of and accrued interest on each Loan made by such Lender. The entries made in such account or accounts shall, to the extent not prohibited by applicable law and not inconsistent with any entries made in the Notes be prima facie evidence of the existence and amounts of the obligations recorded therein, provided that the failure of any Lender or the Administrative Agent to maintain such accounts or any error therein shall not in any manner affect the obligation of any Borrower to repay the Loans (and interest thereon) in accordance with the terms of this Credit Agreement.

(d)       The Loans made by each Lender shall be evidenced by a Note payable to the order of such Lender, substantially in the form of Exhibit B. In addition, if requested by a Lender, its Note may be made payable to such Lender and its registered permitted assigns in which case all Loans evidenced by such Note and interest thereon shall at all times (including after assignment pursuant to Section 10.4) be represented by one or more Notes in like form payable to the order of the payee named therein and its registered permitted assigns.

Section 2.5	Prepayments of Loans

(a)       The Borrower shall have the right at any time and from time to time, without premium or penalty, to prepay any Loan in whole or in part. The Borrower shall notify the Administrative Agent by telephone (confirmed by telecopy) of any prepayment hereunder not later than 2:00 p.m., New York City time, three Business Days prior to date of prepayment. Promptly following receipt of any such notice, the Administrative Agent shall advise the Lenders of the contents thereof. Each such notice shall be irrevocable and shall specify the prepayment date and the principal amount of each Loan or portion thereof to be prepaid. Each partial prepayment of any Loan shall be in a minimum amount of $5,000,000 or in an integral multiple of $1,000,000 in excess thereof.

(b)       In the event and on any day the Adjusted Asset Coverage is less than 3.00:1.00, the Borrower shall immediately prepay the Loans in an amount necessary to cause the Adjusted Asset Coverage to be not less than 3.00:1.00.

(c)       All prepayments (whether voluntary or otherwise) shall be accompanied by accrued and unpaid interest to the extent required by Section 3.1.

Section 2.6	Payments Generally; Administrative Agent’s Clawback

(a)       In General. The Borrower shall make each payment required to be made by it hereunder or under any other Credit Document (whether of principal of Loans, interest, fees, or otherwise) prior to 2:00 p.m., New York City time, on the date when due, in immediately available funds, without setoff or counterclaim. Any amounts received after such time on any date shall be deemed to have been received on the next succeeding Business Day for purposes of calculating interest thereon. All such payments shall be made to the Administrative Agent at its office set forth in Section 10.1 or such other office in the United States as to which the Administrative Agent may notify the Borrower. Except as may be otherwise provided in the defined term “Interest Period”, if any payment hereunder shall be due on a day that is not a Business Day, the date for payment shall be extended to the next succeeding Business Day, and, in the case of any payment accruing interest, interest thereon shall be payable for the period of such extension. All payments hereunder shall be made in U.S. Dollars. If at any time insufficient funds are received by and available to the Administrative Agent from the Borrower to pay fully all amounts of principal of Loans, interest, fees and other amounts then due under the Credit Documents, such funds shall be applied (i) first, to payment of such amounts (excluding principal, interest and fees), in such order as the Administrative Agent may choose, (ii) second, to such interest and fees then due, and (iii) third, to such principal of the Loans then due. All amounts paid under the Credit Documents shall not be refundable under any circumstances except in the case of manifest error.

(b)       Pro Rata Treatment. Each Borrowing, each payment or prepayment of principal of any Borrowing, each payment of interest on the Loans, each payment of fees payable to the Lenders, each reduction of the aggregate Commitments and each conversion to or continuation of any Borrowing shall be allocated pro rata among the Lenders in accordance with their respective Commitments (or, if such Commitment shall have expired or been terminated, in accordance with the respective principal amounts of their outstanding Loans). Each Lender agrees that in computing such Lender’s portion of any Borrowing to be made hereunder, the Administrative Agent may, in its discretion, round each Lender’s percentage of such Borrowing to the next higher or lower whole dollar amount.

(c)       (i) Funding by Lenders; Presumption by Administrative Agent. Unless the Administrative Agent shall have received notice from a Lender prior to the proposed date of any Borrowing that such Lender will not make available to the Administrative Agent such Lender’s share of such Borrowing, the Administrative Agent may assume that such Lender has made such share available on such date in accordance with Section 2.2(b) and may, in reliance upon such assumption, make available to the Borrower a corresponding amount. If the Administrative Agent shall have so made funds available, then, to the extent that such Lender shall not have made such portion available to the Administrative Agent, each of such Lender and the Borrower severally agrees to repay to the Administrative Agent forthwith on demand such corresponding amount together with interest thereon, for each day from the date such amount is made available to the Borrower until the date such amount is repaid to the Administrative Agent at (x) in the case of Borrower, the interest rate applicable at the time to the Loans comprising such Borrowing and (y) in the case of such Lender, the greater of the Federal Funds Effective Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation. If such Lender shall repay to the Administrative Agent such corresponding amount, such amount shall constitute such Lender’s Loan as part of the Borrowing for purposes of this Credit Agreement, and the Borrower’s obligation to repay the Administrative Agent such corresponding amount pursuant to this Section 2.6(c)(i) shall cease.

(ii)       Payments by Borrower Presumptions by Administrative Agent. Unless the Administrative Agent shall have received notice from the Borrower prior to the date on which any payment is due to the Administrative Agent for the account of the Lenders hereunder that the Borrower will not make such payment, the Administrative Agent may assume that the Borrower has made such payment on such date in accordance herewith and may, in reliance upon such assumption, distribute to the Lenders the amount due. In such event, if the Borrower has not in fact made such payment, then each of the Lenders severally agrees to repay to the Administrative Agent forthwith on demand the amount so distributed to such Lender, with interest thereon, for each day from and including the date such amount is distributed to it to but excluding the date of payment to the Administrative Agent, at the greater of the Federal Funds Effective Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation.

(iii)      Notices. A notice of the Administrative Agent to any Lender or the Borrower with respect to any amount owing under this paragraph (c) shall be presumptively correct, absent manifest error.

(d)       Obligations of Lenders Several. The obligations of the Lenders hereunder to make Loans and to make payments pursuant to Section 10.3(c) are several and not joint. The failure of any Lender to make any Loan or make any payment under Section 10.3(c) on any date required hereunder shall not relieve any other Lender of its corresponding obligation to do so on such date, and no Lender shall be responsible for the failure of any other Lender to so make any Loan or to make any payment under Section 10.3(c).

(e)       Failure to Satisfy Conditions Precedent. If any Lender makes available to the Administrative Agent funds for any Loan to be made by such Lender as provided in the foregoing provisions of this Article 2, and such funds are not made available to the Borrower by the Administrative Agent because the conditions to the borrowing of Loans set forth in Article 5 are not satisfied or waived in accordance with the terms hereof, the Administrative Agent shall return such funds (in like funds as received from such Lender) to such Lender, without interest.

(f)        Funding Source. Nothing herein shall be deemed to obligate any Lender to obtain the funds for any Loan in any particular place or manner or to constitute a representation by any Lender that it has obtained or will obtain the funds for any Loan in any particular place or manner.

(g)       Sharing. If any Lender shall, by exercising any right of setoff or counterclaim or otherwise, obtain payment in respect of any principal of or interest on any of its Loans or other obligations hereunder resulting in such Lender receiving payment of a proportion of the aggregate amount of its Loans and accrued interest thereon or other such obligations greater than its pro rata share thereof as provided herein, then the Lender receiving such greater proportion shall (i) notify the Administrative Agent of such fact, and (ii) purchase (for cash at face value) participations in the Loans and such other obligations of the other Lenders, or make such other adjustments as shall be equitable, so that the benefit of all such payments shall be shared by the Lenders ratably in accordance with the aggregate amount of principal of and accrued interest on their respective Loans and other amounts owing them, provided that:

(i)        if any such participations are purchased and all or any portion of the payment giving rise thereto is recovered, such participations shall be rescinded and the purchase price restored to the extent of such recovery, without interest; and

(ii)       the provisions of this paragraph shall not be construed to apply to (x) any payment made by the Borrower pursuant to and in accordance with the express terms of this Credit Agreement or (y) any payment obtained by a Lender as consideration for the assignment of or sale of a participation in any of its Loans to any assignee or participant, other than to the Borrower or any subsidiary thereof (as to which the provisions of this paragraph shall apply).

The Borrower consents to the foregoing and agrees, to the extent it may effectively do so under applicable law, that any Lender acquiring a participation pursuant to the foregoing arrangements may exercise against the Borrower rights of setoff and counterclaim with respect to such participation as fully as if such Lender were a direct creditor of the Borrower in the amount of such participation.

Section 2.7	Extension of Scheduled Commitment Termination Date

The Borrower may at any time and from time to time (but not more than 60 days nor less than 45 days prior to the then existing Scheduled Commitment Termination Date) request that all of the Lenders agree (the decision so to agree to be within the sole and absolute discretion of each Lender) to extend the Scheduled Commitment Termination Date by 364 days per each such request by giving written notice thereof to the Administrative Agent. Upon receipt of each such notice, the Administrative Agent shall promptly send each Lender a copy thereof. Any Lender not responding to such notice shall be deemed not to have consented to such extension. In the event that all of the Lenders shall have consented to such extension request during the period between (and including) the 45th day and the 15th day prior to the then existing Scheduled Commitment Termination Date, the Scheduled Commitment Termination Date shall, subject to Section 8.2, be extended to the day which is 364 days following the then existing Scheduled Commitment Termination Date (or, if such day is not a Business Day, the Business Date immediately preceding such day), provided that the Administrative Agent shall have received such certificates, legal opinions and other documents as it shall reasonably request in connection with such extension. In all other events, the then existing Scheduled Commitment Termination Date shall not be extended. In no event shall the Scheduled Commitment Termination Date be extended to a date later than March 31, 2012.

ARTICLE 3

INTEREST, FEES, YIELD PROTECTION, ETC.

Section 3.1	Interest

(a)       Each Loan shall bear interest at a rate per annum equal to the Applicable Rate, provided that if an Event of Default has occurred and is continuing, then, so long as such Event of Default is continuing, (i) the principal balance of such Loan shall bear interest at a rate per annum equal to the Applicable Rate plus 2.00%, and (ii) all other amounts owing under the Credit Documents that are not paid when due, shall bear interest, after as well as before judgment, at a rate per annum equal to the Alternate Base Rate plus 2.00%.

(b)       Accrued and unpaid interest on each Loan shall be payable in arrears on each Interest Payment Date for such Loan, provided that (1) interest accrued and unpaid pursuant to each of clauses (i) and (ii) of paragraph (a) of this Section shall be payable on demand, and (2) in the event of any repayment or prepayment of any Loan, accrued and unpaid interest on the principal amount repaid or prepaid shall be payable on the date of such repayment or prepayment. All interest hereunder shall be computed on the basis of a year of 360 days for the actual number of days elapsed (including the day a Loan is made but excluding, subject to Section 2.6(a), the date of repayment). The Alternate Base Rate, the Federal Funds Effective Rate, the Adjusted LIBO Rate, the LIBO Rate, the Overnight Eurodollar Rate and the Prime Rate shall be determined by the Administrative Agent in accordance with the provisions of this Credit Agreement, and such determination shall be conclusive absent manifest error.

Section 3.2	Fees

The Borrower shall pay to the Administrative Agent for the account of each Lender a commitment fee, at the Commitment Fee Rate during the period from and including the date on which this Credit Agreement shall have become effective in accordance with Section 10.6 to but excluding the date on which the Commitments of the Lenders terminate, on the daily amount of the excess of the Commitment of such Lender over the outstanding principal balance of such Lender’s Loans. Accrued and unpaid commitment fees shall be payable in arrears on the last Business Day of March, June, September and December of each year, each date on which the Commitments are reduced and on the date on which the Commitments terminate, commencing on the first such date to occur after the date hereof. All commitment fees shall be computed on the basis of a year of 360 days and shall be payable for the actual number of days elapsed (including the first day but excluding the last day).

Section 3.3	Increased Costs
(a)	If any Change in Law shall:

(i)        impose, modify or deem applicable any reserve, special deposit or similar requirement against assets of, deposits with or for the account of, or credit extended by, any Lender; or

(ii)       impose on any Lender or any Applicable Money Market any other condition affecting this Credit Agreement or any Loan,

and the result of any of the foregoing shall be (1) to increase the cost to any Lender of making or maintaining any Loan, or to reduce the amount of any sum received or receivable by such Lender hereunder (whether of principal, interest or otherwise), then the Borrower will pay to such Lender such amount as will compensate such Lender for such increased costs or reduced amount, or (2) to increase the cost to any Lender of maintaining its Commitment, then the Borrower will pay to such Lender such amount as will compensate such Lender for such increased costs.

(b)       If any Lender determines in good faith that any Change in Law regarding capital requirements has or would have the effect of reducing the rate of return on such Lender’s capital or on the capital of such Lender’s holding company, as a consequence of this Credit Agreement or any Loans made by such Lender hereunder to a level below that which such Lender or such Lender’s holding company could have achieved but for such Change in Law (taking into consideration such Lender’s policies and the policies of such Lender’s holding company with respect to capital adequacy), then from time to time the Borrower will pay to such Lender such additional amount or amounts as will compensate such Lender or such Lender’s holding company for (i) any such reduction suffered as a consequence of such Loans, and (ii) any other such reduction.

(c)       A certificate of a Lender setting forth such Lender’s reasonable good faith determination of the additional amount or amounts necessary to compensate such Lender or its holding company, as applicable, as specified in paragraph (a) or (b) of this Section shall be delivered to the Borrower and shall be conclusive absent manifest error. The amount shown as payable on any such certificate shall be due within ten days after receipt thereof. In determining such additional amounts of compensation, such Lender will act reasonably and in good faith.

(d)       Failure or delay on the part of any Lender to demand compensation pursuant to this Section shall not constitute a waiver of such Lender’s right to demand such compensation; provided that the Borrower shall not be required to compensate a Lender pursuant to this Section for any increased costs or reductions incurred more than 90 days prior to the date that such Lender notifies the Borrower of the Change in Law giving rise to such increased costs or reductions and of such Lender’s intention to claim compensation therefor; and providedfurther that, if the Change in Law giving rise to such increased costs or reductions is retroactive, then the 90-day period referred to above shall be extended to include the period of retroactive effect thereof.

Section 3.4	Taxes

(a)       Each payment by the Borrower under any Credit Document shall be made free and clear of and without deduction for Indemnified Taxes and Other Taxes, provided that, if the Borrower shall be required to deduct any Indemnified Taxes or Other Taxes from such payments, then (i) the sum payable shall be increased as necessary so that, after making all required deductions (including deductions applicable to additional sums payable under this Section), each Credit Party receives an amount equal to the sum it would have received had no such deductions been made, (ii) the Borrower shall make such deductions and (iii) the Borrower shall pay the full amount deducted to the relevant Governmental Authority in accordance with applicable law.

(b)       In addition, and without duplication of paragraph (a) immediately above, the Borrower shall pay all Other Taxes to the relevant Governmental Authority in accordance with applicable law.

(c)       The Borrower shall indemnify each Credit Party, within ten days after written demand therefor, for the full amount of any Indemnified Taxes or Other Taxes paid by such Credit Party on or with respect to any payment under the Credit Documents (including Indemnified Taxes or Other Taxes imposed or asserted on or attributable to amounts payable under this Section) and any penalties, interest and reasonable expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes or Other Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to the Borrower by such Credit Party shall be conclusive absent manifest error.

(d)       As soon as practicable after any payment of Indemnified Taxes or Other Taxes by the Borrower to a Governmental Authority, the Borrower shall deliver to the relevant Lender (with a copy to the Administrative Agent) the original or a certified copy of a receipt issued by such Governmental Authority evidencing such payment, a copy of the return reporting such payment or other evidence of such payment reasonably satisfactory to such Lender.

(e)       (i) In the event that any Credit Party (or any successor or assign) shall be a Foreign Person (a “Foreign Lender”), such Person shall, to the extent it may lawfully do so, deliver to the Borrower on or prior to the date on which it becomes a party hereto, whether by executing this Credit Agreement, by assignment or otherwise (and from time to time thereafter upon the reasonable request of the Borrower, but only if such Person is legally entitled to do so), any form prescribed by applicable Requirements of Law as a basis for claiming exemption from or a reduction in United States federal withholding tax duly completed together with such supplementary documentation as may be prescribed by applicable Requirements of Law as will permit such payments to be made without withholding or at a reduced rate of withholding, which documentation will be delivered to Borrower at the time or times prescribed by applicable law (including whenever a lapse in time or change in circumstances renders such documentation so delivered obsolete or inaccurate in any material respect), or reasonably requested by the Borrower. In addition, any such Person, if requested by the Borrower, shall deliver such other documentation prescribed by applicable law or reasonably requested by the Borrower as will enable the Borrower to determine whether or not such Person is subject to withholding, backup withholding or information reporting requirements.

(ii)       Without limiting the generality of the foregoing, any Foreign Lender shall deliver to the Borrower (in such number of copies as shall be requested by the Borrower) on or prior to the date on which such Foreign Lender becomes a party hereto (and from time to time thereafter upon the request of the Borrower, but only if such Foreign Lender is legally entitled to do so), whichever of the following is applicable:

(A)      duly completed copies of Internal Revenue Service Form W-8BEN claiming eligibility for benefits of an income tax treaty to which the United States of America is a party,

(B)      duly completed copies of Internal Revenue Service Form W-8ECI, or

(C)      any other form prescribed by applicable law as a basis for claiming exemption from or a reduction in United States Federal withholding tax duly completed together with such supplementary documentation as may be prescribed by applicable law to permit the Borrower to determine the withholding or deduction required to be made.

(iii)      For purposes of this Section, (i) “Foreign Person” shall mean any Person that is not, for United States federal income tax purposes, (A) an individual who is a citizen or resident of the United States, (B) a corporation, partnership or other entity treated as a corporation or partnership created or organized in or under the laws of the United States, or any political subdivision thereof, (C) an estate whose income is subject to U.S. federal income taxation regardless of its source or (D) a trust if a court within the United States is able to exercise primary supervision over the administration of such trust and one or more United States persons have the authority to control all substantial decisions of such trust, and (ii) “Requirements of Law” shall mean, collectively, any and all requirements of any Governmental Authority including any and all laws, judgments, orders, decrees, ordinances, rules, regulations, statutes or case law. The Borrower shall not be obligated to indemnify or pay any additional amount to any Credit Party with respect to Indemnified Taxes under this Section 3.4 to the extent such Indemnified Taxes are imposed solely because such Credit Party fails to timely provide the forms or certificates required under this Section 3.4.

(f)        If a Credit Party determines, in its sole discretion, that it has received a refund of any Indemnified Taxes or Other Taxes as to which it has been indemnified by the Borrower or with respect to which the Borrower has paid additional amounts pursuant to this Section 3.4, it shall pay to the Borrower an amount equal to such refund (but only to the extent of indemnity payments made, or additional amounts paid, by the Borrower under this Section 3.4 with respect to the Indemnified Taxes or Other Taxes giving rise to such refund), net of all out-of-pocket expenses of such Credit Party and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund), provided that the Borrower agrees to repay the amount paid over to the Borrower (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) to such Credit Party in the event such Credit Party is required to repay such refund to such Governmental Authority. This paragraph shall not be construed to require any Credit Party to make available its tax returns (or any other information relating to its taxes that it deems confidential) to the Borrower or any other Person.

Section 3.5	Alternate Rate of Interest

If the Administrative Agent determines (which determination shall be conclusive absent manifest error) that, with respect to any existing or requested Loan, the pricing of which is determined by reference to an Applicable Money Market (each an “Affected Loan”), by reason of one or more circumstances arising after the date hereof affecting such Applicable Money Market, adequate and reasonable means do not exist for ascertaining the rate of interest applicable to such Affected Loan, or that such rate of interest will not adequately and fairly reflect the cost to the Lenders of making or maintaining such Affected Loan because of (x) any change since the date hereof in any applicable law or governmental rule, regulation, order or directive (whether or not having the force of law) or in the interpretation or administration thereof or (y) other circumstances arising after the date hereof affecting the Lenders or such Applicable Money Market, then the Administrative Agent may give notice thereof to the Borrower and the Lenders by telephone or telecopy and (A) upon the giving of such notice, each existing Affected Loan shall automatically be deemed converted into and redenominated as an ABR Loan and shall thereafter bear interest at a rate per annum equal to the Applicable Rate therefor, and (B) until such notice is rescinded by the Administrative Agent, the Lenders shall have no obligation to make any new Loan that would be an Affected Loan.  The Administrative Agent agrees that promptly after it shall have determined, with respect to any notice given by it under this Section, that the circumstance or circumstances that gave rise to such notice with respect to an Affected Loan no longer exist, the Administrative Agent shall by notice to the Borrower and the Lenders rescind such notice with respect to such Affected Loan.

Section 3.6	Other LIBOR Provisions

Notwithstanding any other provision hereof, if any Change in Law shall make it unlawful for any Lender to make, convert or maintain any LIBOR Loan or to give effect to its obligations as contemplated hereby with respect to any LIBOR Loan, then, by written notice to the Borrower:

(a)       such Lender may, if such Change in Law makes it unlawful to make LIBOR Loans, declare that LIBOR Loans will not thereafter (for the duration of such unlawfulness) be made, whereupon any request for a LIBOR Loan be deemed a request for an ABR Loan, unless such declaration shall be subsequently withdrawn; and

(b)       at the request of Required Lenders, the Administrative Agent may, if such Change in Law makes it unlawful to maintain LIBOR Loans, require that all outstanding LIBOR Loans be converted to ABR Loans, in which event all such LIBOR Loans shall be automatically converted to ABR Loans, as of the effective date of such notice.

Section 3.7	Break Funding Payments

In the event of (a) the payment or prepayment (voluntary or otherwise) of any principal of any LIBOR Loan other than on the last day of an Interest Period applicable thereto (including as a result of an Event of Default), (b) the failure to borrow any LIBOR Loan on the date specified in any notice delivered pursuant hereto, or (c) the conversion of any LIBOR Loan to an ABR Loan pursuant to Section 3.6(a), then, in any such event, the Borrower shall compensate each Lender for the loss, cost and expense attributable to such event. Such loss, cost or expense shall be deemed to include an amount determined by such Lender to be the excess, if any, of (i) the amount of interest that would have accrued on the principal amount of such LIBOR Loan had such event not occurred, at the Adjusted LIBO Rate that would have been applicable to such LIBOR Loan, for the period from the date of such event to the last day of the then current Interest Period therefor (or, in the case of a failure to borrow, convert or continue, for the period that would have been the Interest Period for such Loan), over (ii) the amount of interest that would accrue on such principal amount for such period at the interest rate that such Lender would bid were it to bid, at the commencement of such period, for deposits in U.S. Dollars of a comparable amount and period from other banks in the eurocurrency market. A certificate of any Lender setting forth any amount or amounts that such Lender is entitled to receive pursuant to this Section and the calculation thereof in reasonable detail shall be delivered to the Borrower and shall be conclusive absent manifest error. The Borrower shall pay such Lender the amount shown as due on any such certificate within 10 days after receipt thereof.

ARTICLE 4

REPRESENTATIONS AND WARRANTIES

In order to induce the Credit Parties to enter into this Credit Agreement and make the Loans, the Borrower makes the following representations and warranties to the Credit Parties:

Section 4.1	Organization and Power

The Borrower (i) is duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization and (ii) is duly qualified to do business and in good standing in each jurisdiction in which the failure to be so qualified could reasonably be expected to have a Material Adverse Effect. The Borrower has all requisite power and authority to own its property and to carry on its business as now conducted.

Section 4.2	Authority and Execution

The Borrower has full legal power and authority to enter into, execute, deliver and perform the terms of the Credit Documents, all of which have been duly authorized by all proper and necessary corporate action, and the Borrower is in full compliance with its Organization Documents. The Borrower has duly executed and delivered the Credit Documents to which it is a party.

Section 4.3	Binding Agreement

The Credit Documents constitute the valid and legally binding obligations of the Borrower to the extent it is a party thereto, enforceable in accordance with their respective terms, except as such enforceability may be limited by applicable bankruptcy, insolvency, reorganization or other similar laws affecting the enforcement of creditors’ rights generally.

Section 4.4	Litigation

There are no actions, suits or proceedings at law or in equity or by or before any Governmental Authority (whether purportedly on behalf of the Borrower) pending or, to the knowledge of the Borrower, threatened against it, or maintained by it, that may affect the property or rights of the Borrower, which (i) could reasonably be expected to have a Material Adverse Effect, (ii) call into question the validity or enforceability of, or otherwise seek to invalidate, any Credit Document, or (iii) might, individually or in the aggregate, materially adversely affect any of the transactions contemplated by any Credit Document.

Section 4.5	Approvals and Consents

No consent, authorization or approval of, filing (other than the filing of each financing statement in the form attached to the Security Agreement in the office indicated on such financing statement) with, notice to, or exemption by, the holders of any securities issued by the Borrower, any Governmental Authority or any other Person is required to authorize, or is required in connection with, the execution and delivery by the Borrower of, and the performance by the Borrower of its obligations under, the Credit Documents is required as a condition to the validity or enforceability of the Credit Documents with respect to or against the Borrower or its property or assets. No provision of any applicable treaty, statute, law (including any applicable usury or similar law), rule or regulation of any Governmental Authority will prevent the execution and delivery by the Borrower or performance by the Borrower of its obligations under, or affect the validity with respect to or against the Borrower of the Credit Documents.

Section 4.6	No Conflict

The Borrower is not in default under any mortgage, indenture, contract, agreement, judgment, decree or order to which it is a party or by which it or any of its property is bound, which defaults, taken as a whole, could reasonably be expected to have a Material Adverse Effect. The execution, delivery or carrying out by the Borrower of the terms of the Credit Documents, the Loans hereunder, and the use by the Borrower of the proceeds thereof in accordance with the terms hereof (a) will not (i) violate any statutes or regulations, including the ICA, of any Governmental Authority applicable to the Borrower, or (ii) constitute a default under, conflict with, require any consent under (other than consents which have been obtained), or result in the creation or imposition of, or obligation to create, any Lien (other than pursuant to the Security Agreement) upon the property of the Borrower pursuant to the terms of any such mortgage, indenture, contract, agreement, judgment, decree or order, which defaults, conflicts and consents, if not obtained, could reasonably be expected to have a Material Adverse Effect, and (b) are not inconsistent with the Fundamental Policies or the Organization Documents.

Section 4.7	Taxes

The Borrower has filed or caused to be filed all tax returns required to be filed and has paid, or has made adequate provision for the payment of, all Taxes shown to be due and payable on said returns or in any assessments made against it (other than those being contested in good faith and by appropriate proceedings diligently conducted, and for which adequate reserves have been set aside in accordance with Applicable Accounting Principles) which, if not so filed or paid, could reasonably be expected to result in a Material Adverse Effect, and no tax Liens (other than those permitted by Section 7.2(b)) have been filed against the Borrower or any of its property. The charges, accruals and reserves on the books of the Borrower with respect to all federal, state, local and other Taxes are adequate, and the Borrower knows of no unpaid assessment which is due and payable against it or any claims being asserted against it which could reasonably be expected to have a Material Adverse Effect, except such thereof as are being contested in good faith and by appropriate proceedings diligently conducted, and for which adequate reserves have been set aside in accordance with Applicable Accounting Principles.

Section 4.8	Compliance

The Borrower is not in default with respect to any judgment, order, writ, injunction, decree or decision of any Governmental Authority, which default could reasonably be expected to have a Material Adverse Effect. The Borrower is complying in all material respects with all applicable statutes and regulations, including the ICA and the Securities Act, and of all Governmental Authorities, a violation of which could reasonably be expected to have a Material Adverse Effect.

Section 4.9	Property

The Borrower has good and marketable title to all of its property with respect to which the absence of such marketable title could reasonably be expected to result in a Material Adverse Effect, subject to no Liens other than Permitted Liens.

Section 4.10	Federal Reserve Regulations; Use of Loan Proceeds

Except for the Federal Reserve Form to be executed and delivered by the Borrower, no filing or other action is required under the provisions of Regulations T, U or X in connection with the execution and delivery by the Borrower of this Credit Agreement and neither the making of any Loan in accordance with this Credit Agreement nor the use of the proceeds thereof, will violate or be inconsistent with the provisions of Regulations T, U or X.

Section 4.11	No Material Adverse Change

Since the Measurement Date, the Borrower has conducted its business only in the ordinary course and there has been no material adverse change in the business, assets or condition, financial or otherwise, of the Borrower, other than redemptions permitted under Section 7.4, that, immediately after giving effect thereto, would (individually or in the aggregate) not cause a Default.

Section 4.12	Material Agreements

The Custody Agreement is in full force and effect in all material respects. All agreements between the Borrower and the Investment Adviser or the Investment Manager are in full force and effect, except to the extent that failure of any such agreement to be in full force and effect could not reasonably be expected to have a Material Adverse Effect.

Section 4.13	Financial Condition

The statement of assets and liabilities of the Borrower as of the Measurement Date and the related statements of operations and changes in net assets for the fiscal year then ended, copies of which, certified by independent public accountants, have heretofore been delivered to each Credit Party, fairly present, in all material respects, the financial position of the Borrower as of such date and the results of its operations for such period in conformity with Applicable Accounting Principles.

Section 4.14	No Misrepresentation

No representation or warranty contained in any Credit Document and no certificate or report from time to time furnished by the Borrower to any Credit Party in connection with the transactions contemplated thereby, contains or will contain a misstatement of material fact, or, to the best knowledge of the Borrower, omits or will omit to state a material fact required to be stated in order to make the statements therein contained not misleading in the light of the circumstances under which made.

Section 4.15	Legal Status

(a)       The Borrower is not an “enemy” or an “ally of the enemy” within the meaning of Section 2 of the Trading with the Enemy Act of the United States of America (50 U.S.C. App. §§ 1 et seq.), as amended. The Borrower is not in violation of (a) the Trading with the Enemy Act, as amended, (b) any of the foreign assets control regulations of the United States Treasury Department (31 CFR, Subtitle B, Chapter V, as amended) or any enabling legislation or executive order relating thereto or (c) the Patriot Act. The Borrower (i) is not a blocked person described in section 1 of the Anti-Terrorism Order or (ii) to the best of its knowledge, is not engaged in any dealings or transactions, or is otherwise associated, with any such blocked person.

(b)       The Borrower (a) is not a Sanctioned Person, (b) does not have more than 15% of its assets in Sanctioned Countries, and (c) does not derive more than 15% of its operating income from investments in, or transactions with Sanctioned Persons or Sanctioned Countries. No part of the proceeds of any Loan will be used directly or indirectly to fund any operations in, finance any investments or activities in or make any payments to, a Sanctioned Person or a Sanctioned Country.

(c)       The Borrower is in compliance with the Foreign Corrupt Practices Act, 15 U.S.C. §§ 78dd-1, et seq., and any foreign counterpart thereto. The Borrower has not made a payment, offering, or promise to pay, or authorized the payment of, money or anything of value (a) in order to assist in obtaining or retaining business for or with, or directing business to, any foreign official, foreign political party, party official or candidate for foreign political office, (b) to a foreign official, foreign political party or party official or any candidate for foreign political office, and (c) with the intent to induce the recipient to misuse his or her official position to direct business wrongfully to the Borrower in violation of the Foreign Corrupt Practices Act, 15 U.S.C. §§ 78dd-1, et seq.

Section 4.16	Investment Company Status

(a)       The Borrower has the following status (“Status”): (i) it qualifies as a Regulated Investment Company, (ii) it is a “registered investment company” within the meaning of Section 8 of the ICA, (iii) it is a “closed-end company” and a “non-diversified company” in each case within the meaning of Section 5 of the ICA, (iv) it is not an Affiliate of any Credit Party, (v) it has only the following classes or series of capital stock: 400 million authorized shares of common stock outstanding, and (v) it is in compliance with its Organization Documents.

(b)       The Borrower is not subject to any statute, rule, regulation or organizational or offering document which prohibits or limits the incurrence of Indebtedness under the Credit Documents, except for the limitations set forth in the ICA, state securities laws to the extent applicable, Fundamental Policies and the Organization Documents.

(c)       The Borrower has not issued any of its securities in violation of any Federal or State securities laws applicable thereto, except to the extent that any such violation could not reasonably be expected to have a Material Adverse Effect.

ARTICLE 5

CONDITIONS

Section 5.1	Effective Date

The obligations of the Lenders to make Loans hereunder shall not become effective until the date (the “Effective Date”) on which each of the following conditions is satisfied, or waived in accordance with Section 10.2 (and the Administrative Agent shall notify the Borrower and the Lenders of the Effective Date, and such notice shall be conclusive and binding):

(a)       The Administrative Agent shall have received from each party hereto either (i) a counterpart of this Credit Agreement signed on behalf of such party or (ii) written evidence satisfactory to the Administrative Agent (which may include telecopy transmission of a signed signature page of this Credit Agreement) that such party has signed a counterpart of this Credit Agreement.

(b)       The Administrative Agent shall have received a Note for each Lender, dated the Effective Date, executed by a duly authorized representative (who shall be acceptable to the Administrative Agent) of the Borrower.

(c)       The Administrative Agent shall have received a favorable written opinion (addressed to the Credit Parties and dated the Effective Date) from counsel to the Borrower acceptable to the Administrative Agent, the substance of which is set forth in Exhibit C. The Borrower hereby requests such counsel to deliver such opinion.

(d)       The Administrative Agent shall have received a certificate, dated the Effective Date and signed by authorized officers of the Borrower, substantially in the form of Exhibit E hereto.

(e)       The Administrative Agent shall have received copies of an initial Federal Reserve Form for each Lender, substantially in the form of Exhibit F hereto, duly executed and delivered by or on behalf of the Borrower, in form and substance acceptable to the Administrative Agent.

(f)        The Administrative Agent shall have received a security agreement, dated the Effective Date and signed by an authorized representative (who shall be acceptable to the Administrative Agent) on behalf of the Borrower, substantially in the form of Exhibit H hereto (the “Security Agreement”).

(g)       The Administrative Agent shall have received a control agreement, dated the Effective Date and signed by an authorized representative (who shall be acceptable to the Administrative Agent) on behalf of the Borrower, the Custodian and the Administrative Agent substantially in the form of Exhibit I hereto (the “Control Agreement”).

(h)       The Administrative Agent shall have received Uniform Commercial Code, federal tax and judgment lien search reports with respect to each applicable public office where Liens would customarily be filed against the Borrower disclosing that there are no Liens of record in such official’s office covering the Borrower or any asset or propertythereof.

(i)        Prior to or simultaneously with the Effective Date, the Borrower shall have fully repaid all principal, and paid all interest, fees and other sums owing by the Borrower under the Credit Agreement, dated as of April 21, 2008, among the Borrower, the lenders party thereto and The Bank of Nova Scotia, as Administrative Agent (the “Existing Credit Agreement”) and all agreements and commitments with respect thereto shall have been cancelled or terminated (other than provisions thereof which, by their terms, provide that they survive any such termination), all Liens, if any, securing the same shall have been released and terminated, and the Administrative Agent shall have received satisfactory evidence of all of the foregoing.

(j)        The Administrative Agent shall have received a true and complete copy of the Custody Agreement.

(k)       The Administrative Agent shall have received all fees and other amounts due and payable by the Borrower on or prior to the Effective Date, including, to the extent invoiced, reimbursement or payment of all reasonable out-of-pocket costs and expenses required to be reimbursed or paid by the Borrower hereunder.

Section 5.2	Each Credit Event

The obligation of the Lenders to make any Loan is subject to the satisfaction of the following conditions:

(a)       In the event that, immediately after giving effect to such Loan and any simultaneous repayment of any other Loan, the Loan Balance would exceed the Loan Balance immediately prior to giving effect to such Loan, (i) the representations and warranties of the Borrower set forth in each Credit Document to which it is a party shall be true and correct in all respects on and as of the date of such Loan, and (ii) no Default shall have occurred and be continuing.

(b)       The Administrative Agent shall have received a written Borrowing Request signed by the Borrower setting forth the information required by Section 2.2(a).

(c)       To the extent required by Regulation U, the Administrative Agent shall have received (i) copies of a Federal Reserve Form for each Lender, duly executed and delivered by the Borrower and completed for delivery to the Administrative Agent, in form acceptable to the Administrative Agent, or (ii) a current list of Margin Stock and Non-Margin Assets of the Borrower, in a form acceptable to the Administrative Agent and in all respects in compliance with Regulation U, including Section 221.3(c)(2)(iv) thereof.

(d)       The Administrative Agent shall have received such other documentation and assurances as shall be reasonably required by it in connection herewith.

Each request for a Loan by the Borrower shall be deemed to constitute a representation and warranty by the Borrower on the date thereof as to the matters specified in paragraph (a) of this Section.

ARTICLE 6

AFFIRMATIVE COVENANTS

Until the Commitments have expired or been terminated and the principal of and interest on each Loan and all fees and other amounts payable by the Borrower under the Credit Documents shall have been paid in full, the Borrower covenants and agrees with the Credit Parties that:

Section 6.1	Financial Statements and Other Information

The Borrower shall furnish or cause to be furnished to each Credit Party:

(a)       as soon as available, but in any event within 90 days after the end of each fiscal year of the Borrower, a copy of its Statement of Assets and Liabilities as at the end of such fiscal year, together with the related Schedule of Investments and Statements of Operations and Changes in Net Assets as of and through the end of such fiscal year; each such Statement of Assets and Liabilities and the related Schedule of Investments and Statements of Operations and Changes in Net Assets shall be certified without qualification by independent public accountants, which certification shall (i) state that the examination by such independent public accountants in connection with such financial statements has been made in accordance with those auditing standards required by the ICA and prescribed by the SEC for the Borrower or, to the extent not so required or prescribed, generally accepted auditing standards in the United States and (ii) include the opinion of such independent public accountants that such financial statements have been prepared in conformity with Applicable Accounting Principles, except as otherwise specified in such opinion;

(b)       as soon as available, but in any event within 90 days after the end of the first semiannual accounting period in each fiscal year of the Borrower, a copy of the Borrower’s Statement of Assets and Liabilities as at the end of such semiannual period, together with the related Schedule of Investments and Statements of Operations and Changes in Net Assets for such period;

(c)       as soon as available, but in any event not later than 45 days after the end of each quarterly accounting period in each fiscal year of the Borrower, the Borrower shall deliver to the Administrative Agent a duly completed certificate of a duly authorized representative (who shall be acceptable to the Administrative Agent) of the Borrower, substantially in the form of Exhibit G hereto;

(d)       as soon as available, but in any event not later than two (2) Business Days after the last Business Day of each week, the Borrower shall deliver to the Administrative Agent a duly completed certificate of a duly authorized representative (who shall be acceptable to the Administrative Agent) of the Borrower, substantially in the form of Exhibit G hereto;

(e)	[Reserved]
(f)	prompt written notice of any contest referred to in Sections 6.5 or 6.6;

(g)       promptly after the execution thereof, copies of all material amendments or other material changes to the Fundamental Policies, the Organization Documents, all investment advisory or investment management contracts, and any new investment advisory or investment management contracts entered into after the Effective Date;

(h)       prompt written notice in the event that the Borrower decides to seek the approval of its board of directors and, if necessary, its shareholders to effect a change in any of its Fundamental Policies; and

(i)        promptly after request therefor, such other information as any Credit Party may reasonably request from time to time.

Section 6.2	Notice of Material Events

The Borrower shall furnish or cause to be furnished to each Credit Party prompt written notice of the following, together with a statement of a duly authorized representative (who shall be acceptable to the Administrative Agent) of the Borrower setting forth in reasonable detail the event or development requiring such notice and, if applicable, any action taken or proposed to be taken with respect thereto:

(a)	the occurrence of any Default;

(b)       the filing or commencement of any action, suit or proceeding by or before any Governmental Authority against or affecting the Borrower that, if adversely determined, could in the good faith opinion of the Borrower reasonably be expected to result in a Material Adverse Effect;

(c)       the occurrence of any other development that has resulted, or could reasonably be expected to result, in a Material Adverse Effect; and

(d)	the failure to have the Adjusted Asset Coverage required by Section 7.7(a).

Section 6.3	Legal Existence

The Borrower shall maintain its legal existence in good standing in the jurisdiction of its organization and shall maintain its qualification to do business in each other jurisdiction in which the failure so to do could reasonably be expected to have a Material Adverse Effect.

Section 6.4	Insurance

The Borrower shall maintain insurance with financially sound insurance carriers in at least such amounts and against at least such risks as are usually insured against by entities engaged in the same or a similar business or as may otherwise be required by the ICA or the SEC (including such fidelity bond coverage as shall be required by Rule 17g-1 promulgated under the ICA or any successor provision and errors and omissions insurance); and furnish to the Administrative Agent, upon written request, full information as to the insurance carried.

Section 6.5	Payment of Indebtedness and Performance of Obligations

The Borrower shall pay and discharge when due all lawful Indebtedness, obligations and claims for labor, materials and supplies or otherwise which, if unpaid, could reasonably be expected to (i) have a Material Adverse Effect on the Borrower or (ii) give rise to the imposition of a Lien (other than a Permitted Lien) upon the property of the Borrower, unless and to the extent only that the validity of such Indebtedness, obligation or claim shall be contested in good faith and by appropriate proceedings diligently conducted by or on behalf of the Borrower, and provided that such reserve or other appropriate provision as shall be required in accordance with Applicable Accounting Principles shall have been made therefor.

Section 6.6	Observance of Legal Requirements

The Borrower shall observe and comply in all material respects with all laws (including the ICA and the Code), ordinances, orders, judgments, rules, regulations, certifications, franchises, permits, licenses, directions and requirements of all Governmental Authorities, which may then be applicable to the Borrower, a violation of which could reasonably be expected to have a Material Adverse Effect, except such thereof as shall be contested in good faith and by appropriate proceedings diligently conducted by or on behalf of the Borrower, provided that such reserve or other appropriate provision as shall be required in accordance with Applicable Accounting Principles shall have been made therefor.

Section 6.7	Books and Records; Visitation

The Borrower shall (a) keep proper books of record and account in which complete, true and correct entries in conformity with Applicable Accounting Principles and all material requirements of law shall be made of all material dealings and transactions in relation to its business and activities, (b) upon reasonable prior notice (which shall in no event be required to be more than (i) one Business Day prior, at any time that a Default has occurred and is continuing, or (ii) five Business Days prior, at all other times) permit representatives of the Administrative Agent and each other Credit Party to visit the offices of the Borrower and to discuss the properties, assets, income and financial condition of the Borrower with the duly authorized representatives thereof and to inspect the books, property and records of the Borrower, and (c) upon the reasonable request of the Administrative Agent or any other Credit Party, deliver to the Administrative Agent a detailed list of assets of the Borrower.

Section 6.8	Purpose of Loans

The Borrower shall use the proceeds of each Loan for its general business purposes, including the purchase of investment securities, provided that in no event shall the proceeds of any Loan be used for purposes which would violate any provision of any applicable statute, rule, regulation, order or restriction applicable to the Borrower or Regulation U.

Section 6.9	Investment Company Status

The Borrower will maintain at all times its Status.

Section 6.10	Calculation of Net Asset Value

The Borrower shall calculate Net Asset Value on a daily basis.

ARTICLE 7

NEGATIVE COVENANTS

Until the Commitments have expired or been terminated and the principal of and interest on each Loan and all fees and other amounts payable by the Borrower under the Credit Documents shall have been paid in full, the Borrower covenants and agrees with the Credit Parties that:

Section 7.1	Indebtedness; Senior Securities

The Borrower will not (a) create, incur, assume or suffer to exist any liability for Indebtedness, except (i) Indebtedness under the Credit Documents, (ii) Indebtedness (other than Indebtedness for borrowed money), provided that (A) such Indebtedness is incurred in the ordinary course of business, (B) such Indebtedness is permitted to be incurred in accordance with the Fundamental Policies, and (C) immediately after giving effect thereto and any simultaneous repayment of any other Indebtedness, no Default would occur or be continuing, and (iii) Indebtedness to the Custodian (1) incurred for the purposes of clearing and settling purchases and sales of securities, or (2) up to an aggregate amount not to exceed $10,000,000 at any one time outstanding under this clause (2), (I) for temporary or emergency purposes or (II) related to any foreign exchange transactions or (b) issue, sell, create, incur, assume or suffer to exist any Senior Security, except Senior Securities Representing Indebtedness otherwise permitted hereunder.

Section 7.2	Liens

The Borrower will not create, incur, assume or suffer to exist any Lien upon any of its property or assets, whether now owned or hereafter acquired, except:

(a)       Liens in respect of Indebtedness permitted under Section 7.1(a)(ii) and (iii);

(b)       Liens for Taxes, assessments or similar charges incurred in the ordinary course of business which are not delinquent or which are being contested in good faith and by appropriate proceedings diligently conducted, and for which adequate reserves have been set aside in accordance with Applicable Accounting Principles, provided that enforcement of such Liens is stayed pending such contest;

(c)       Liens imposed by law created in the ordinary course of business for amounts not yet due or which are being contested in good faith and by appropriate proceedings diligently conducted, and for which adequate reserves have been set aside in accordance with Applicable Accounting Principles, provided that enforcement of such Liens is stayed pending such contest;

(d)       Liens arising out of judgments or decrees affecting the property attributable to the Borrower which are being contested in good faith and by appropriate proceedings diligently conducted, and for which adequate reserves have been set aside in accordance with Applicable Accounting Principles, provided that enforcement thereof is stayed pending such contest;

(e)       Liens in respect of obligations arising from any (i) repurchase, reverse repurchase or securities lending agreement, (ii) option contract, futures contract, forward contract, (iii) contract for the delayed delivery of securities, or (iv) Hedging Agreement, provided that each such obligation is incurred in the ordinary course of business and in accordance with the Fundamental Policies;

(f)	Liens created or arising out of the Credit Documents; and

(g)       Liens arising in the ordinary course of business under the Custody Agreement, to the extent permitted by the Control Agreement.

Section 7.3	Fundamental Changes

The Borrower will not (a) consolidate or merge into or with any Person, or (b) in any single transaction or series of related transactions, sell, lease or otherwise transfer, directly or indirectly, all or substantially all of its property.

Section 7.4	Restricted Payments

The Borrower will not declare or pay, or allow to be declared or paid, any dividend, distribution or similar payment in respect of, or redeem any of, its shares if, immediately before or after giving effect thereto, an Event of Default shall or would exist, except to the extent required in order to qualify as a Regulated Investment Company and to otherwise minimize or eliminate federal or state income taxes payable by the Borrower.

Section 7.5	Fundamental Policies

The Borrower will not (a) make or maintain any investment other than as permitted by the ICA and the Fundamental Policies or (b) amend or otherwise modify the Fundamental Policies.

Section 7.6	Amendments and Changes

(a)       The Borrower will not amend or otherwise modify its Organization Documents or the Custody Agreement, in each case in any way which would adversely affect the rights or remedies of the Credit Parties under the Credit Documents.

(b)       The Borrower will not change its fiscal year if such change would have a Material Adverse Effect. Subject to Section 1.3, the Borrower will not change or permit any change in the accounting principles applied to it, except as required by Applicable Accounting Principles, if such change would have a Material Adverse Effect.

Section 7.7	Financial Covenants

(a)       The Borrower will not permit the Adjusted Asset Coverage to be less than 3.00:1.00 at any time.

(b)       The Borrower shall not permit its Senior Debt to at any time exceed the Maximum Permitted Borrowing.

(c)       The Borrower will not permit the Net Asset Value of the Borrower to be less than $1,000,000,000 at any time.

Section 7.8	Investment

(a)       The Borrower will not purchase, acquire, or otherwise have exposure (including pursuant to any Derivative Agreement) to, any Investment, other than Permitted Investments.

(b)       The Borrower will not enter into or otherwise acquire or hold any Derivative except to mitigate a risk to which the Borrower is subject. In no event shall the Borrower enter into or otherwise acquire or hold any Derivative for the purpose of creating or continuing leverage.

(c)	The Borrower will not allow an Investment Limitation Default to occur.

(d)       The Borrower will not allow the value of all Excluded Collateral to exceed 10% of Total Net Assets at any time.

(e)       The Borrower will not at any time (i) make or maintain any Investment that is inconsistent with the Additional Investment Restrictions, or (ii) maintain any Investment (other than Asset-backed Securities held by the Borrower on the Effective Date) previously made by the Borrower if, at such time, the Borrower would be prohibited by the Additional Investment Restrictions from making such Investment.

(f)        The Borrower will not enter into or maintain any derivative, repo, reverse repo or other similar transaction unless (i) the collateral, if any, received or receivable by the Borrower in connection therewith is solely in the form of cash or short-term U.S. treasury securities, and (ii) each counterparty thereto has a minimum senior unsecured unenhanced long term debt rating of at least A- by S&P (or the equivalent rating of another independent rating agency (other than Moody’s) if not so rated by S&P) and at least A3 by Moody’s (or the equivalent rating of another independent rating agency (other than S&P) if not so rated by Moody’s).

ARTICLE 8

EVENTS OF DEFAULT

Section 8.1	Events of Default

Each of the following shall constitute an “Event of Default”:

(a)       any principal of any Loan shall not be paid when and as the same shall become due and payable, whether at the due date thereof or at a date fixed for prepayment thereof or otherwise;

(b)       any interest on any Loan or any fee, commission or any other amount (other than an amount referred to in paragraph (a) of this Section 8.1) payable under any Credit Document shall not be paid when and as the same shall become due and payable, and such failure shall continue unremedied for a period of five days;

(c)       any representation or warranty made or deemed made by or on behalf of the Borrower in or in connection with any Credit Document or any amendment or modification thereof or waiver thereunder, or in any report, certificate, financial statement or other document furnished pursuant to or in connection with any Credit Document or any amendment or modification thereof or waiver thereunder, shall prove to have been incorrect in any material respect when made or deemed made;

(d)       the Borrower shall fail to observe or perform any covenant, condition or agreement contained in (i) Section 6.1(c) and such failure shall continue unremedied for a period of 5 days, (ii) Section 6.1(d) and such failure shall continue unremedied for a period of 2 days, or (iii) Sections 6.1(a), 6.1(b), 6.3, 6.8 or 6.9 or in Article 7;

(e)       the Borrower shall fail to observe or perform any covenant, condition or agreement contained in this Credit Agreement (other than those specified in paragraphs (a), (b) or (d) of this Section 8.1), and such failure shall continue unremedied for a period of 30 days after the Borrower shall, or reasonably should, have obtained knowledge thereof;

(f)        the Borrower shall fail to make any payment (whether of principal or interest and regardless of amount) in respect of any Material Indebtedness when and as the same shall become due and payable (after giving effect to any applicable grace period);

(g)       any event or condition occurs that results in any Material Indebtedness becoming due prior to its scheduled maturity or that enables or permits the holder or holders of any such Material Indebtedness or any trustee or agent on its or their behalf to cause any such Material Indebtedness to become due, or to require the prepayment, repurchase, redemption or defeasance thereof, prior to its scheduled maturity, provided that this paragraph (g) shall not apply to secured Indebtedness that becomes due solely as a result of the voluntary sale or transfer of the property or assets securing such Indebtedness;

(h)       an involuntary proceeding shall be commenced or an involuntary petition shall be filed seeking (i) liquidation, reorganization or other relief in respect of the Borrower or the debts of the Borrower, or of a substantial part of its assets, under any Federal, state or foreign bankruptcy, insolvency, receivership or similar law now or hereafter in effect or (ii) the appointment of a receiver, trustee, custodian, sequestrator, conservator or similar official for the Borrower or for a substantial part of the assets of the Borrower; and, in any such case, such proceeding or petition shall continue undismissed for 60 days or an order or decree approving or ordering any of the foregoing shall be entered;

(i)        the Borrower shall (i) voluntarily commence (directly or on its behalf) any proceeding or file any petition seeking liquidation, reorganization or other relief under any Federal, state or foreign bankruptcy, insolvency, receivership or similar law now or hereafter in effect, (ii) consent to (directly or on its behalf) the institution of, or fail to contest in a timely and appropriate manner, any proceeding or petition described in paragraph (h) of this Section 8.1, (iii) apply for or consent to (in either case, directly or on its behalf) the appointment of a receiver, trustee, custodian, sequestrator, conservator or similar official for the Borrower or for a substantial part of its assets, (iv) file an answer admitting the material allegations of a petition filed against it in any such proceeding, (v) make a general assignment for the benefit of creditors or (vi) take any action for the purpose of effecting any of the foregoing;

(j)        the Borrower shall become unable, admit in writing its inability or fail generally to pay its debts as they become due;

(k)       (1) the Investment Manager shall fail to be Aberdeen Asset Management Asia Limited, a Singapore corporation, or an Affiliate thereof, (2) the Investment Adviser shall fail to be Aberdeen Asset Management Limited, a New South Wales, Australia corporation, or an Affiliate thereof, (3) the custodian for all of the assets of the Borrower shall fail to be State Street Bank and Trust Company, or an Affiliate thereof, or any successor thereto agreed to in writing by Required Lenders in their sole and absolute discretion, (4) the sole administrator for the Borrower shall fail to be Aberdeen Asset Management, Inc., or an Affiliate thereof, or any successor thereto agreed to in writing by Required Lenders in their sole and absolute discretion, or (5) the independent auditors for the Borrower shall fail to be reasonably acceptable to Required Lenders;

(l)        either of Aberdeen Asset Management Asia Limited, a Singapore corporation, or Aberdeen Asset Management Limited, a New South Wales, Australia corporation, shall fail to be directly or indirectly owned or controlled by Aberdeen Asset Management PLC;

(m)      one or more judgments for the payment of money (not paid or covered by insurance) in an aggregate amount in excess of the Threshold Amount shall be rendered against the Borrower and the same shall remain undischarged for a period of 60 consecutive days during which execution shall not be effectively stayed, vacated or bonded or any action shall be legally taken by a judgment creditor to attach or levy upon any assets of the Borrower to enforce any such judgment;

(n)       any Credit Document shall cease, for any reason other than pursuant to its terms, to be in full force and effect, or with respect to the Borrower, the Borrower shall so assert in writing or shall disavow any of its obligations thereunder;

(o)       the Borrower shall fail to observe or perform any covenant, condition or agreement contained in (i) the Security Agreement (other than in Section 4(a), (b), (d) or (h) thereof) or any other Security Document and such failure shall continue unremedied for a period of 15 days after the Borrower shall, or reasonably should, have obtained knowledge thereof, or (ii) Section 4(a), (b), (d) or (h) of the Security Agreement;

(p)       except as a result of any sale or other transfer of any asset in accordance with the terms of the Credit Documents, any Lien purported to be created under the Security Agreement shall cease to be, or shall be asserted by the Borrower not to be, a valid and perfected Lien on any Collateral (as defined in the Security Agreement) having an aggregate fair market value in excess of $1,000,000, with the priority required by the applicable Security Document; or

(q)       the Borrower’s shares shall be suspended from trading on The American Stock Exchange for more than two consecutive days upon which trading in shares generally occurs on such exchange, or shall be delisted.

Section 8.2	Remedies

If any Event of Default shall occur and be continuing then, and in every such event (other than an event described in paragraph (h) or (i) of Section 8.1), and at any time thereafter during the continuance of such event, the Administrative Agent may and at the request of the Required Lenders shall, by notice to the Borrower, take either or both of the following actions, at the same or different times: (i) declare the Commitments terminated, and thereupon the Commitments shall terminate immediately and/or (ii) declare the Loans then outstanding to be due and payable in whole (or in part, in which case any principal not so declared to be due and payable may thereafter be declared to be due and payable), and thereupon the principal of such Loans so declared to be due and payable, together with accrued and unpaid interest thereon and all fees and other obligations of the Borrower accrued and unpaid under the Credit Documents, shall become due and payable immediately, without presentment, demand, protest or other notice of any kind, all of which are hereby waived by the Borrower; and in the case of any event described in paragraph (h) or (i) of Section 8.1, the Commitments shall automatically terminate and the principal of the Loans then outstanding, together with accrued interest thereon and all fees and other obligations of the Borrower accrued and unpaid under the Credit Documents, shall automatically become due and payable, without presentment, demand, protest or other notice of any kind, all of which are hereby waived by the Borrower.

ARTICLE 9

THE ADMINISTRATIVE AGENT

Section 9.1	Appointment and Authority

Each Credit Party hereby irrevocably appoints The Bank of Nova Scotia to act on its behalf as the Administrative Agent hereunder and under the other Credit Documents and authorizes the Administrative Agent to take such actions on its behalf and to exercise such powers as are delegated to the Administrative Agent by the terms hereof or thereof, together with such actions and powers as are reasonably incidental thereto. The provisions of this Article are solely for the benefit of the Administrative Agent and the Credit Parties and the Borrower shall not have rights as a third party beneficiary of any of such provisions except with respect to certain provisions contained in Section 9.6.

Section 9.2	Rights as a Lender

The Person serving as the Administrative Agent hereunder shall have the same rights and powers in its capacity as a Lender as any other Lender and may exercise the same as though it were not the Administrative Agent and the term “Lender” or “Lenders” shall, unless otherwise expressly indicated or unless the context otherwise requires, include the Person serving as the Administrative Agent hereunder in its individual capacity. Such Person and its Affiliates may accept deposits from, lend money to, act as the financial advisor or in any other advisory capacity for and generally engage in any kind of business with the Borrower or any subsidiary or other Affiliate thereof as if such Person were not the Administrative Agent hereunder and without any duty to account therefor to the Lenders.

Section 9.3	Exculpatory Provisions

(a)       The Administrative Agent shall not have any duties or obligations except those expressly set forth herein and in the other Credit Documents. Without limiting the generality of the foregoing, the Administrative Agent:

(i)        shall not be subject to any fiduciary or other implied duties, regardless of whether a Default has occurred and is continuing;

(ii)       shall not have any duty to take any discretionary action or exercise any discretionary powers, except discretionary rights and powers expressly contemplated hereby or by the other Credit Documents that the Administrative Agent is required to exercise as directed in writing by the Required Lenders (or such other number or percentage of the Lenders as shall be expressly provided for herein or in the other Credit Documents), provided that the Administrative Agent shall not be required to take any action that, in its opinion or the opinion of its counsel, may expose the Administrative Agent to liability or that is contrary to any Credit Document or applicable law; and

(iii)      shall not, except as expressly set forth herein and in the other Credit Documents, have any duty to disclose, and shall not be liable for the failure to disclose, any information relating to the Borrower or any of its Affiliates that is communicated to or obtained by the Person serving as the Administrative Agent or any of its Affiliates in any capacity.

(b)       The Administrative Agent shall not be liable for any action taken or not taken by it (i) with the consent or at the request of the Required Lenders (or such other number or percentage of the Lenders as shall be necessary, or as the Administrative Agent shall believe in good faith shall be necessary, under the circumstances as provided in Section 10.2 and Article 9) or (ii) in the absence of its own gross negligence or willful misconduct. The Administrative Agent shall be deemed not to have knowledge of any Default unless and until notice describing such Default is given to the Administrative Agent by the Borrower or a Lender.

(c)       The Administrative Agent shall not be responsible for or have any duty to ascertain or inquire into (i) any statement, warranty or representation made in or in connection with this Credit Agreement or any other Credit Document, (ii) the contents of any certificate, report or other document delivered hereunder or thereunder or in connection herewith or therewith, (iii) the performance or observance of any of the covenants, agreements or other terms or conditions set forth herein or therein or the occurrence of any Default, (iv) the validity, enforceability, effectiveness or genuineness of this Credit Agreement, any other Credit Document or any other agreement, instrument or document or (v) the satisfaction of any condition set forth in Article 5 or elsewhere herein, other than to confirm receipt of items expressly required to be delivered to the Administrative Agent.

Section 9.4	Reliance by Administrative Agent

The Administrative Agent shall be entitled to rely upon, and shall not incur any liability for relying upon, any notice, request, certificate, consent, statement, instrument, document or other writing (including any electronic message, Internet or intranet website posting or other distribution) believed by it to be genuine and to have been signed, sent or otherwise authenticated by the proper Person. The Administrative Agent also may rely upon any statement made to it orally or by telephone and believed by it to have been made by the proper Person, and shall not incur any liability for relying thereon. In determining compliance with any condition hereunder to the making of a Loan, that by its terms must be fulfilled to the satisfaction of another Credit Party, the Administrative Agent may presume that such condition is satisfactory to such Credit Party unless the Administrative Agent shall have received notice to the contrary from such Credit Party one full Business Day prior to the making of such Loan. The Administrative Agent may consult with legal counsel (who may be counsel for the Borrower), independent public accounting firm and other experts selected by it, and shall not be liable for any action taken or not taken by it in accordance with the advice of any such counsel, accounting firm or experts.

Section 9.5	Delegation of Duties

The Administrative Agent may perform any and all of its duties and exercise its rights and powers hereunder or under any other Credit Document by or through any one or more sub agents appointed by the Administrative Agent. The Administrative Agent and any such sub agent may perform any and all of its duties and exercise its rights and powers by or through their respective Related Parties. The exculpatory provisions of this Article shall apply to any such sub agent and to the Related Parties of the Administrative Agent and any such sub agent, and shall apply to their respective activities in connection with the syndication of the credit facilities provided for herein as well as activities as Administrative Agent.

Section 9.6	Resignation of Administrative Agent

The Administrative Agent may at any time give notice of its resignation to the Credit Parties and the Borrower. Upon receipt of any such notice of resignation, the Required Lenders shall have the right, in consultation with the Borrower, to appoint a successor, which shall be a bank with an office in New York, New York, or an Affiliate of any such bank with an office in New York, New York. If no such successor shall have been so appointed by the Required Lenders and shall have accepted such appointment within 30 days after the retiring Administrative Agent gives notice of its resignation, then the retiring Administrative Agent may on behalf of the Credit Parties, appoint a successor Administrative Agent meeting the qualifications set forth above, provided that if the Administrative Agent shall notify the Borrower and the Credit Parties that no qualifying Person has accepted such appointment, then such resignation shall nonetheless become effective in accordance with such notice and (1) the retiring Administrative Agent shall be discharged from its duties and obligations hereunder and under the other Credit Documents (except that in the case of any collateral security held by the Administrative Agent on behalf of the Credit Parties under any of the Credit Documents, the retiring Administrative Agent shall continue to hold such collateral security until such time as a successor Administrative Agent is appointed) and (2) all payments, communications and determinations provided to be made by, to or through the Administrative Agent shall instead be made by or to each Credit Party directly, until such time as the Required Lenders appoint a successor Administrative Agent as provided for above in this paragraph. Upon the acceptance of a successor’s appointment as Administrative Agent hereunder, such successor shall succeed to and become vested with all of the rights, powers, privileges and duties of the retiring (or retired) Administrative Agent, and the retiring Administrative Agent shall be discharged from all of its duties and obligations hereunder or under the other Credit Documents (if not already discharged therefrom as provided above in this paragraph). The fees payable by the Borrower to a successor Administrative Agent shall be the same as those payable to its predecessor unless otherwise agreed between the Borrower and such successor. After the retiring Administrative Agent’s resignation hereunder and under the other Credit Documents, the provisions of this Article and Section 10.3 shall continue in effect for the benefit of such retiring Administrative Agent, its sub agents and their respective Related Parties in respect of any actions taken or omitted to be taken by any of them while the retiring Administrative Agent was acting as Administrative Agent.

Section 9.7	Non Reliance on Administrative Agent and Other Credit Parties

Each Credit Party acknowledges that it has, independently and without reliance upon the Administrative Agent or any other Credit Party or any of their Related Parties and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Credit Agreement. Each Credit Party also acknowledges that it will, independently and without reliance upon the Administrative Agent or any other Credit Party or any of their Related Parties and based on such documents and information as it shall from time to time deem appropriate, continue to make its own decisions in taking or not taking action under or based upon this Credit Agreement, any other Credit Document or any related agreement or any document furnished hereunder or thereunder.

ARTICLE 10

MISCELLANEOUS

Section 10.1	Notices

(a)       Except in the case of notices and other communications expressly permitted to be given by telephone, all notices and other communications provided for herein shall be in writing and shall be delivered by hand or overnight courier service, mailed by certified or registered mail, sent by telecopy, or sent by approved electronic communication in accordance with Section 10.1(b) as follows:

(i)        if to the Borrower, to it c/o Aberdeen Asset Management Inc., 1735 Market Street, 37th Floor, Philadelphia, Pennsylvania 19103, Attention Lucia Sitar (Telephone: (215) 405-5770; Facsimile: (866) 354-4005; email address: Lucia.Sitar@aberdeen-asset.com),

(ii)       if to the Administrative Agent, to it at, (A) in all cases, One Liberty Plaza, 26th Floor, New York, New York 10006, Attention: John M. Morale (Telephone: (212) 225-5062; Facsimile: (212) 225-5254; email address: John_Morale@scotiacapital.com), and (B) in the case of all notices and other communications pursuant to Article 2, with a copy to 720 King Street, Toronto, Canada M5K1J8, Attention: Tamara Mohan (Telephone: (212) 225-5705; Facsimile: (212) 225-5709), or

(iii)      if to any other Credit Party, to it at its address (or facsimile number or email address) set forth on its signature page hereof or in its Administrative Questionnaire.

Any party hereto may change its address, telecopy number or email address for notices and other communications hereunder by notice to the other parties hereto. All notices and other communications given to any party hereto in accordance with the provisions of this Credit Agreement shall be deemed to have been given on the date of receipt,provided that notices delivered through electronic communications to the extent provided by Section 10.1(b) shall be effective as provided in such subsection (b).

(b)       Except with respect to notices and other communications under Article 2, each Lender agrees that notices and other communications to it hereunder may be delivered or furnished by electronic communication (including e-mail and internet or intranet websites) pursuant to procedures approved by the Administrative Agent. In furtherance of the foregoing, each Lender hereby agrees to notify the Administrative Agent in writing, on or before the date such Lender becomes a party to this Credit Agreement, of such Lender’s e-mail address to which a notice may be sent (and from time to time thereafter to ensure that Administrative Agent has on record an effective e-mail address for such Lender). Each of the Administrative Agent and the Borrower may, in its discretion, agree to accept notices and other communications to it hereunder by means of electronic communication pursuant to procedures approved by it; provided that approval of such procedures may be limited to particular notices or communications.

Unless the Administrative Agent otherwise prescribes: (i) notices and other communications sent to an e-mail address shall be deemed received upon the sender’s receipt of an acknowledgement from the intended recipient (such as by the “return receipt requested” function, as available, return e-mail or other written acknowledgement); provided that, if such notice or other communication is not sent during the normal business hours of the recipient, such notice or communication shall be deemed to have been sent at the opening of business on the next business day for the recipient; and (ii) notices or communications posted to an internet or intranet website shall be deemed received upon the deemed receipt by the intended recipient at its e-mail address as described in the foregoing clause (i) of notification that such notice or communication is available and identifying the website address therefor.

The Borrower hereby acknowledges that: (i) the Administrative Agent may make available to the Lenders Specified Materials by posting some or all of the Specified Materials on an Electronic Platform; (ii) the distribution of materials and information through an electronic medium is not necessarily secure and that there are confidentiality and other risks associated with any such distribution, the Electronic Platform is provided and used on an “As Is,” “As Available” basis; and (iii) neither the Administrative Agent nor any of its Affiliates warrants the accuracy, completeness, timeliness, sufficiency or sequencing of the Specified Materials posted on the Electronic Platform. THE ADMINISTRATIVE AGENT, ON BEHALF OF ITSELF AND ITS AFFILIATES, EXPRESSLY AND SPECIFICALLY DISCLAIMS, WITH RESPECT TO THE ELECTRONIC PLATFORM, DELAYS IN POSTING OR DELIVERY, OR PROBLEMS ACCESSING THE SPECIFIED MATERIALS POSTED ON THE ELECTRONIC PLATFORM, AND ANY LIABILITY FOR ANY LOSSES, COSTS, EXPENSES OR LIABILITIES THAT MAY BE SUFFERED OR INCURRED IN CONNECTION WITH THE ELECTRONIC PLATFORM. NO WARRANTY OF ANY KIND, EXPRESS, IMPLIED OR STATUTORY, INCLUDING ANY WARRANTY OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSES, NON-INFRINGEMENT OF THIRD PARTY RIGHTS OR FREEDOM FROM VIRUSES OR OTHER CODE DEFECTS, IS MADE BY ADMINISTRATIVE AGENT OR ANY OF ITS AFFILIATES IN CONNECTION WITH THE ELECTRONIC PLATFORM.

Each Lender hereby agrees that notice to it in accordance with this Section 10.1(b) specifying that any Specified Materials have been posted to the Electronic Platform shall, for purposes of this Credit Agreement, constitute effective delivery to such Lender of such Specified Materials.

EACH LENDER: (I) ACKNOWLEDGES THAT THE SPECIFIED MATERIALS, INCLUDING INFORMATION FURNISHED TO IT BY ANY THE BORROWER OR THE ADMINISTRATIVE AGENT PURSUANT TO, OR IN THE COURSE OF ADMINISTERING, THE CREDIT DOCUMENTS, MAY INCLUDE MATERIAL, NON-PUBLIC INFORMATION CONCERNING THE BORROWER OR ITS AFFILIATES OR THEIR RESPECTIVE SECURITIES; AND (II) CONFIRMS THAT: (A) IT HAS DEVELOPED COMPLIANCE PROCEDURES REGARDING THE USE OF MATERIAL, NON-PUBLIC INFORMATION; (B) IT WILL HANDLE SUCH MATERIAL, NON-PUBLIC INFORMATION IN ACCORDANCE WITH SUCH PROCEDURES AND APPLICABLE LAWS, INCLUDE FEDERAL AND STATE SECURITIES LAWS; AND (C) IT HAS IDENTIFIED IN ITS ADMINISTRATIVE QUESTIONNAIRE A CONTACT PERSON WHO MAY RECEIVE SPECIFIED MATERIALS THAT MAY CONTAIN MATERIAL, NON-PUBLIC INFORMATION IN ACCORDANCE WITH ITS COMPLIANCE PROCEDURES AND APPLICABLE LAWS.

Section 10.2	Waivers; Amendments

(a)       No failure or delay by any Credit Party in exercising any right or power under any Credit Document shall operate as a waiver thereof, nor shall any single or partial exercise of any such right or power, or any abandonment or discontinuance of steps to enforce such a right or power, preclude any other or further exercise thereof or the exercise of any other right or power. The rights and remedies of the Credit Parties under the Credit Documents are cumulative and are not exclusive of any rights or remedies that the Credit Parties would otherwise have. No waiver of any provision of any Credit Document or consent to any departure by the Borrower therefrom shall in any event be effective except as provided in Section 10.2(b), and then such waiver or consent shall be effective only in the specific instance and for the purpose for which given. Without limiting the generality of the foregoing, the making of a Loan shall not be construed as a waiver of any Default, regardless of whether any Credit Party may have had notice or knowledge of such Default at the time.

(b)       Neither any Credit Document nor any provision thereof may be waived, amended or modified except pursuant to an agreement or agreements in writing entered into by the Borrower and the Required Lenders or by the Borrower and the Administrative Agent with the consent of the Required Lenders, provided that no such agreement shall (i) increase any Commitment of any Lender without the written consent of such Lender, (ii) reduce the principal amount of any Loan, or reduce the rate of any interest, or reduce any fees, payable under the Credit Documents, without the written consent of each Credit Party affected thereby thereof, (iii) postpone the date of any payment for any Loan, the Scheduled Commitment Termination Date (other than pursuant to Section 2.7), any interest or any fees payable under the Credit Documents, or reduce the amount of, waive or excuse any such payment, or postpone the stated termination or expiration of the Commitments (other than pursuant to Section 2.7), without the written consent of each Credit Party affected thereby, (iv) change any provision hereof in a manner that would alter the pro rata treatment of the Lenders, including, without limitation, the pro rata sharing of payments required hereby and the pro rata reduction of Commitments required hereby, without the written consent of each Credit Party affected thereby, (v) change any of the provisions of this Section or the definition of the term “Required Lenders” or any other provision hereof specifying the number or percentage of Lenders required to waive, amend or modify any rights hereunder or make any determination or grant any consent hereunder, or change the currency in which Loans are to be made or payment under the Credit Documents is to be made, or add additional borrowers, without the written consent of each Lender, (vi) release all or substantially all of the Collateral (as defined in the Security Agreement) from the Liens of the Credit Documents (except as expressly provided in the applicable Security Document), with out the consent of each Lender, or (vii) change Section 7.7(a) (other than an increase in the ratio appearing therein) without the written consent of each Lender, and provided further that no such agreement shall amend, modify or otherwise affect the rights or duties of the Administrative Agent without the prior written consent of the Administrative Agent.

Section 10.3	Expenses; Indemnity; Damage Waiver

(a)       The Borrower shall pay (i) all reasonable out-of-pocket expenses incurred by the Administrative Agent and its Affiliates, including the reasonable fees, charges and disbursements of counsel for the Administrative Agent, in connection with the preparation, negotiation, closing and administration of this Credit Agreement or any amendments, modifications or waivers of the provisions of any Credit Document (whether or not the transactions contemplated thereby shall be consummated) and (ii) all out-of-pocket expenses incurred by the Administrative Agent and each of the Lenders, including the fees and charges of providing for and maintaining an Electronic Platform and the fees, charges and disbursements of any counsel for the Administrative Agent or for any Lender in connection with the enforcement or protection of its rights against the Borrower in connection with the Credit Documents, including its rights under this Section, or in connection with the Loans made hereunder, including all such out-of-pocket expenses incurred during any workout, restructuring or negotiations in respect of such Loans.

(b)       The Borrower shall indemnify each Credit Party (together with any sub-agent of the Administrative Agent), and each Related Party thereof (each such Person being called an “Indemnitee”) against, and hold each Indemnitee harmless from all losses, claims, damages, liabilities and related expenses (collectively, “Losses”), including the reasonable fees, charges and disbursements of any counsel for any Indemnitee, incurred by or asserted against any Indemnitee arising out of or as a result of (i) the execution or delivery by the Borrower of any Credit Document or any agreement or instrument contemplated thereby, the performance by the Borrower of its obligations under the Credit Documents or the consummation of the Transactions or any other transactions contemplated thereby, (ii) any Loan or the use of the proceeds thereof, or (iii) any actual or prospective claim, litigation, investigation or proceeding relating to any of the foregoing, whether based on contract, tort or any other theory and regardless of whether any Indemnitee is a party thereto. Subject to Section 10.3(d), nothing herein contained shall prevent or prohibit the Borrower from bringing any action against any Credit Party to recover any Losses suffered by the Borrower to the extent caused by such Credit Party’s failure to exercise due care in the performance of its obligations under the Credit Documents. The parties hereto expressly agree that, in the absence of gross negligence, bad faith or willful misconduct on the part of any Credit Party (as found by a final and nonappealable decision of a court of competent jurisdiction), each Credit Party shall be deemed to have exercised due care.

(c)       To the extent that the Borrower for any reason fails to indefeasibly pay any amount required under paragraph (a) or (b) of this Section to be paid by it to the Administrative Agent (or any sub-agent thereof), or any Related Party of any of the foregoing, each Lender severally agrees to pay to the Administrative Agent (or any such sub-agent), or such Related Party, as the case may be, such Lender’s pro rata share (based on a fraction, the numerator of which is the sum of the outstanding principal balance of such Lender’s Loans plus such Lender’s unused Commitment, and the denominator of which is the sum of the principal balance of the Loans of all Lenders plus the aggregate unused Commitments of all Lenders, in each case determined as of the earlier to occur of the time that the applicable unreimbursed expense or indemnity payment is sought and the last date upon which the denominator set forth above is greater than zero) of such unpaid amount, provided that the unreimbursed expense or indemnified loss, claim, damage, liability or related expense, as the case may be, was incurred by or asserted against the Administrative Agent (or any such sub-agent) in its capacity as such, or against any Related Party of any of the foregoing acting for the Administrative Agent (or any such sub-agent) in connection with such capacity. In the event that (i) any Lender shall have paid to the Administrative Agent any amount pursuant to this Section 10.3(c) relating to any Losses payable by the Borrower under Section 10.3(b), and (ii) it is found (by a final and nonappealable decision of a court of competent jurisdiction in any action brought by the Borrower) that the Administrative Agent failed to exercise due care (within the meaning of Section 10.3(b)), then promptly after demand therefor by such Lender, the Administrative Agent shall repay to such Lender the amount of such payment to the extent that (X) such failure gave rise to such Losses, and (Y) such Lender shall not have been reimbursed therefor by the Borrower. The obligations of the Lenders under this paragraph (c) are subject to the provisions ofSection 2.6(d).

(d)       To the extent permitted by applicable law, the Borrower shall not assert, and hereby waives, any claim against any Indemnitee, on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to direct or actual damages) arising out of, in connection with, or as a result of, any Credit Document or any agreement, instrument or other document contemplated thereby, the Transactions or any Loan or the use of the proceeds thereof.

(e)       All amounts due under this Section shall be payable promptly but in no event later than 10 days after written demand therefor.

Section 10.4	Successors and Assigns

(a)       Generally. The provisions of this Credit Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby, except that the Borrower shall not assign or otherwise transfer any of its rights or obligations hereunder without the prior written consent of the Administrative Agent and each Lender, and no Lender may assign or otherwise transfer any of its rights or obligations hereunder except (i) to an assignee in accordance with the provisions of paragraph (b) of this Section, (ii) by way of participation in accordance with the provisions of paragraph (d) of this Section or (iii)

by way of pledge or assignment of a security interest subject to the restrictions of paragraph (f) of this Section (and any attempted assignment or transfer by the Borrower without such consent shall be null and void). Nothing in this Credit Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective successors and assigns permitted hereby, Participants to the extent provided in paragraph (d) of this Section and, to the extent expressly contemplated hereby, the Related Parties of each Credit Party) any legal or equitable right, remedy or claim under or by reason of any Credit Document.

(b)       Assignments by Lenders. Any Lender may at any time assign to one or more assignees all or a portion of its rights and obligations under this Credit Agreement (including all or a portion of its Commitment and the Loans at the time owing to it); provided that any such assignment shall be subject to the following conditions:

(i)	Minimum Amounts.

(A)      in the case of an assignment of the entire remaining amount of the assigning Lender’s Commitment and the Loans at the time owing to it or in the case of an assignment to a Lender, an Affiliate of a Lender or an Approved Fund, no minimum amount need be assigned; and

(B)      in any case not described in paragraph (b)(i)(A) of this Section, the aggregate amount of the Commitment (which for this purpose includes Loans outstanding thereunder) or, if the applicable Commitment is not then in effect, the principal outstanding balance of the Loans of the assigning Lender subject to each such assignment (determined as of the date the Assignment and Assumption with respect to such assignment is delivered to the Administrative Agent or, if “Trade Date” is specified in the Assignment and Assumption, as of the Trade Date) shall not be less than $1,000,000, unless each of the Administrative Agent and, so long as no Event of Default has occurred and is continuing, the Borrower otherwise consents (each such consent not to be unreasonably withheld or delayed).

(ii)       Proportionate Amounts. Each partial assignment shall be made as an assignment of a proportionate part of all the assigning Lender’s rights and obligations under this Credit Agreement with respect to the Loan or the Commitment assigned.

(iii)      Required Consents. No consent shall be required for any assignment except to the extent required by paragraph (b)(i)(B) of this Section and, in addition (A) the consent of the Borrower (such consent not to be unreasonably withheld or delayed) shall be required unless (x) an Event of Default has occurred and is continuing at the time of such assignment or (y) such assignment is to a Lender, an Affiliate of a Lender or an Approved Fund; and (B) the consent of the Administrative Agent (such consent not to be unreasonably withheld or delayed) shall be required for assignments if such assignment is to a Person that is not a Lender, an Affiliate of such Lender or an Approved Fund with respect to such Lender;

(iv)      Assignment and Assumption. The parties to each assignment shall execute and deliver to the Administrative Agent an Assignment and Assumption, together with a processing and recordation fee of $3,500 (provided that the payment of such fee shall not be required for an assignment by a Lender to an affiliate thereof), and the assignee, if it is not a Lender, shall deliver to the Administrative Agent an Administrative Questionnaire.

(v)       Prohibited Assignments. No such assignment shall be made to (1) the Borrower or any of the Borrower’s Affiliates or (2) a natural person.

Subject to acceptance and recording thereof by the Administrative Agent pursuant to paragraph (c) of this Section, from and after the effective date specified in each Assignment and Assumption, the assignee thereunder shall be a party to this Credit Agreement and, to the extent of the interest assigned by such Assignment and Assumption, have the rights and obligations of a Lender under this Credit Agreement, and the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment and Assumption, be released from its obligations under this Credit Agreement (and, in the case of an Assignment and Assumption covering all of the assigning Lender’s rights and obligations under this Credit Agreement, such Lender shall cease to be a party hereto) but shall continue to be entitled to the benefits of Sections 3.3 and 10.3 with respect to facts and circumstances occurring prior to the effective date of such assignment. Any assignment or transfer by a Lender of rights or obligations under this Credit Agreement that does not comply with this paragraph shall be treated for purposes of this Credit Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with paragraph (d) of this Section.

(c)       Register. The Administrative Agent, acting solely for this purpose as an agent of the Borrower, shall maintain at one of its offices in New York, New York a copy of each Assignment and Assumption delivered to it and a register for the recordation of the names and addresses of the Lenders, and the Commitments of, and principal amounts of the Loans owing to, each Lender pursuant to the terms hereof from time to time (the “Register”). The entries in the Register shall be conclusive, and the Borrower, the Administrative Agent and the Lenders may treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Credit Agreement, notwithstanding notice to the contrary. The Register shall be available for inspection by the Borrower and, only with respect to its Commitment and Loans, any Lender, at any reasonable time and from time to time upon reasonable prior notice.

(d)       Participations. Any Lender may at any time, without the consent of, or notice to, the Borrower or the Administrative Agent, sell participations to any Person (other than a natural person or the Borrower or any of the Borrower’s Affiliates) (each, a “Participant”) in all or a portion of such Lender’s rights and/or obligations under this Credit Agreement (including all or a portion of its Commitment and/or the Loans owing to it); provided that (i) such Lender’s obligations under this Credit Agreement shall remain unchanged, (ii) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations and (iii) the Borrower, the Administrative Agent and each Credit Party shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Credit Agreement. Any agreement or instrument pursuant to which a Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce this Credit Agreement and to approve any amendment, modification or waiver of any provision of this Credit Agreement; provided that such agreement or instrument may provide that such Lender will not, without the consent of the Participant, agree to any amendment, modification or waiver described in the first proviso in Section 10.2(b) that directly affects such Participant. Subject to paragraph (e) of this Section, the Borrower agrees that each Participant shall be entitled to the benefits of Section 3.3, 3.4 and 3.7 to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to paragraph (b) of this Section. To the extent permitted by law, each Participant also shall be entitled to the benefits of Section 10.8 as though it were a Lender, provided such Participant agrees to be subject to Section 2.6(g) as though it were a Lender.

(e)       Limitations upon Participant Rights. A Participant shall not be entitled to receive any greater payment under Sections 3.3 or 3.4 than the applicable Lender would have been entitled to receive with respect to the participation sold to such Participant, unless the sale of the participation to such Participant is made with the Borrower’s prior written consent. A Participant that would be a Foreign Lender if it were a Lender shall not be entitled to the benefits of Section 3.4 unless the Borrower is notified of the participation sold to such Participant and such Participant agrees, for the benefit of the Borrower, to comply with Section 3.4(e) as though it were a Lender.

(f)        Certain Pledges. Any Lender may at any time pledge or assign a security interest in all or any portion of its rights under this Credit Agreement to secure obligations of such Lender, including any pledge or assignment to secure obligations to a Federal Reserve Bank; provided that no such pledge or assignment shall release such Lender from any of its obligations hereunder or substitute any such pledgee or assignee for such Lender as a party hereto.

Section 10.5	Survival

All covenants, agreements, representations and warranties made by the Borrower herein and in the certificates or other instruments delivered in connection with or pursuant to this Credit Agreement shall be considered to have been relied upon by the other parties hereto and shall survive the execution and delivery of this Credit Agreement and the making of any Loans, regardless of any investigation made by any such other party or on its behalf and notwithstanding that any Credit Party may have had notice or knowledge of any Default or incorrect representation or warranty at the time any credit is extended hereunder, and shall continue in full force and effect as long as the principal of or any accrued interest on any Loan or any fee or any other amount payable under the Credit Documents is outstanding and unpaid and so long as the Commitments have not expired or terminated. The provisions of Sections 3.3, 3.4, 3.7 and 10.3 shall survive and remain in full force and effect regardless of the consummation of the transactions contemplated hereby, the repayment of the Loans and the termination of the Commitment or the termination of this Credit Agreement or any provision hereof.

Section 10.6    Counterparts; Integration; Effectiveness; Electronic Execution

(a)       Counterparts; Integration; Effectiveness. This Credit Agreement may be executed in counterparts (and by different parties hereto on different counterparts), each of which shall constitute an original, but all of which when taken together shall constitute but one contract. This Credit Agreement and any separate letter agreements with respect to fees payable to the Administrative Agent constitute the entire contract among the parties relating to the subject matter hereof and supersede any and all previous agreements and understandings, oral or written, relating to the subject matter hereof. Except as provided in Section 5.1, this Credit Agreement shall become effective when it shall have been executed by the Administrative Agent and when the Administrative Agent shall have received counterparts hereof which, when taken together, bear the signatures of each of the other parties hereto, and thereafter shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns. Delivery of an executed counterpart of this Credit Agreement by facsimile transmission shall be effective as delivery of a manually executed counterpart of this Credit Agreement.

(b)       Electronic Execution of Assignments. The words “execution,” “signed,” “signature,” and words of like import in any Assignment and Assumption shall be deemed to include electronic signatures or the keeping of records in electronic form, each of which shall be of the same legal effect, validity or enforceability as a manually executed signature or the use of a paper-based recordkeeping system, as the case may be, to the extent and as provided for in any applicable law, including the Federal Electronic Signatures in Global and National Commerce Act, the New York State Electronic Signatures and Records Act, or any other similar state laws based on the Uniform Electronic Transactions Act.

Section 10.7	Severability

In the event any one or more of the provisions contained in this Credit Agreement should be held invalid, illegal or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions contained herein shall not in any way be affected or impaired thereby (it being understood that the invalidity of a particular provision in a particular jurisdiction shall not in and of itself affect the validity of such provision in any other jurisdiction). The parties shall endeavor in good-faith negotiations to replace the invalid, illegal or unenforceable provisions with valid provisions the legal and economic effect of which comes as close as possible to that of the invalid, illegal or unenforceable provisions.

Section 10.8	Right of Setoff

If an Event of Default shall have occurred and be continuing, each Lender and its Affiliates are hereby authorized at any time and from time to time, to the fullest extent permitted by applicable law, to set-off and apply any and all deposits (general or special, time or demand, provisional or final) at any time held and other obligations at any time owing by it to or for the credit or the account of the Borrower against any of and all the obligations of the Borrower now or hereafter owing under this Credit Agreement to such Lender, irrespective of whether or not such Lender shall have made any demand under this Credit Agreement and although such obligations may be unmatured or are owed to a branch or office of such Lender different from the branch or office holding such deposit or obligation on such indebtedness. The rights of each Lender under this Section are in addition to other rights and remedies (including other rights of set-off) that such Lender or its Affiliates may have.

Section 10.9	Governing Law; Jurisdiction; Consent to Service of Process

(a)       THIS CREDIT AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK, WITHOUT REGARD TO CONFLICTS OF LAW PRINCIPLES THAT WOULD REQUIRE THE APPLICATION OF THE LAWS OF ANOTHER JURISDICTION.

(b)       The Borrower hereby irrevocably and unconditionally submits, for itself and its property, to the nonexclusive jurisdiction of any New York State court or Federal court of the United States of America sitting in New York City, and any appellate court from any thereof, in any action or proceeding arising out of or relating to the Credit Documents, or for recognition or enforcement of any judgment, and each of the parties hereto hereby irrevocably and unconditionally agrees that, to the extent permitted by applicable law, all claims in respect of any such action or proceeding may be heard and determined in such New York State court or, to the extent permitted by applicable law, in such Federal court. Each of the parties hereto agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law. Nothing in this Credit Agreement shall affect any right that the Administrative Agent or any Lender may otherwise have to bring any action or proceeding relating to this Credit Agreement or the other Credit Documents against the Borrower, or any of its property, in the courts of any jurisdiction.

(c)       The Borrower hereby irrevocably and unconditionally waives, to the fullest extent it may legally and effectively do so, any objection that it may now or hereafter have to the laying of venue of any suit, action or proceeding arising out of or relating to the Credit Documents in any court referred to in paragraph (b) of this Section. Each of the parties hereto hereby irrevocably waives, to the fullest extent permitted by applicable law, the defense of an inconvenient forum to the maintenance of such action or proceeding in any such court.

(d)       Each party to this Credit Agreement irrevocably consents to service of process in the manner provided for notices in Section 10.1. Nothing in this Credit Agreement will affect the right of any party to this Credit Agreement to serve process in any other manner permitted by law.

Section 10.10	WAIVER OF JURY TRIAL

EACH PARTY HERETO HEREBY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF, UNDER OR IN CONNECTION WITH THIS CREDIT AGREEMENT. EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS CREDIT AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION.

Section 10.11	Headings

Article and Section headings and the Table of Contents used herein are for convenience of reference only, are not part of this Credit Agreement and shall not affect the construction of, or be taken into consideration in interpreting, this Credit Agreement.

Section 10.12	Interest Rate Limitation

Notwithstanding anything herein to the contrary, if at any time the interest rate applicable to any Loan, together with all fees, charges and other amounts that are treated as interest on such Loan under applicable law (collectively the “charges”), shall exceed the maximum lawful rate (the “maximum rate”) that may be contracted for, charged, taken, received or reserved by the Lender holding such Loan in accordance with applicable law, the rate of interest payable in respect of such Loan hereunder, together with all of the charges payable in respect thereof, shall be limited to the maximum rate and, to the extent lawful, the interest and the charges that would have been payable in respect of such Loan but were not payable as a result of the operation of this Section shall be cumulated, and the interest and the charges payable to such Lender in respect of other Loans or periods shall be increased (but not above the maximum rate therefor) until such cumulated amount, together with interest thereon at the Federal Funds Effective Rate to the date of repayment, shall have been received by such Lender.

Section 10.13	Non-Recourse

Each Credit Party hereby agrees for the benefit of each and every trustee, director, officer and record owner of any outstanding shares of the Borrower and any successor, assignee, heir, estate, executor, administrator or personal representative of any such trustee, director, officer and record owner of any outstanding shares (a “Non-Recourse Person”) that (i) no Non-Recourse Person shall have any personal liability for any obligation of the Borrower under any Credit Document or other instrument or document delivered pursuant hereto or thereto; (ii) no claim against any Non-Recourse Person may be made for any obligation of the Borrower under any Credit Document or other instrument or document delivered pursuant hereto or thereto, whether for the payment of principal of, or interest on, the Loans or for any fees, expenses or other amounts payable by the Borrower hereunder or thereunder; and (iii) the obligations or liabilities of the Borrower under any Credit Document or other instrument or document delivered pursuant hereto or thereto, are enforceable solely against the Borrower and its properties and assets.

Section 10.14	Treatment of Certain Information

Each Lender agrees to use reasonable precautions to keep confidential, in accordance with such Lender’s customary procedures for handling confidential information of the same nature, all non-public information supplied by the Borrower pursuant to this Credit Agreement which (a) (i) is clearly identified by such Person as being confidential at the time the same is delivered to such Lender, or (ii) constitutes any financial statement, list of investments or other assets, financial projections or forecasts, budget, compliance certificate, audit report, draft press release, management letter or accountants’ certification delivered hereunder, and (b) as of any date of determination, was received by such Lender within the immediately preceding two year period (“Information”),provided, however, that nothing herein shall limit the disclosure of any such Information (i) to such of its respective Related Parties, or (on a confidential basis) to any direct, indirect or prospective counterparty (and its advisor), to any swap, derivative or securitization transaction related to the obligations under this Credit Agreement, as need to know such Information, (ii) to the extent required by applicable laws or regulations or by any subpoena or similar legal process, or requested by any bank regulatory authority, (iii) on a confidential basis, to prospective lenders or participants or their counsel, (iv) to auditors or accountants, and any analogous counterpart thereof, (v) on a confidential basis, to any rating agency, insurer or insurance broker, or direct or indirect provider of credit protection to a Lender or any of its Related Parties, (vi) in connection with any litigation to which such Lender is a party, (vii) to the extent such Information (A) becomes publicly available other than as a result of a breach of this Credit Agreement, (B) becomes available to such Lender on a non-confidential basis from a source other than the Borrower, or (C) was available to such Lender on a non-confidential basis prior to its disclosure to such Lender by the Borrower; and (viii) to the extent the Borrower shall have consented to such disclosure in writing. Each Lender agrees that it will not purchase or sell securities of the Borrower for its own account while in possession of any Information. Each Lender acknowledges that Information furnished to it pursuant to this Credit Agreement may include material non-public information concerning the Borrower, its Related Parties or the Borrower’s securities, and confirms that it has developed compliance procedures regarding the use of material non-public information and that it will handle such material non-public information in accordance with those procedures and applicable law. Notwithstanding anything to the contrary contained in any Credit Document, no provision thereof shall (1) restrict any Lender from providing information to Federal Reserve supervisory staff, (2) require or permit, without the prior approval of the Federal Reserve, any Lender to disclose to the Borrower or any Affiliate that any information will be or was provided to Federal Reserve supervisory staff, or (3) require or permit, without the prior approval of the Federal Reserve, any Lender to inform the Borrower or any Affiliate of a current or upcoming Federal Reserve examination or any nonpublic Federal Reserve supervisory initiative or action.

Section 10.15	USA Patriot Act Notice

Each Credit Party hereby notifies the Borrower that pursuant to the requirements of the Patriot Act, it is required to obtain, verify and record information that identifies the Borrower, which information includes the name and address of the Borrower and other information that will allow such Credit Party to identify the Borrower in accordance with the Patriot Act.

Section 10.16	Limitation on Liability

This Credit Agreement is executed on behalf of the Borrower by the Borrower’s officers as officers and not individually and the obligations imposed upon the Borrower by this Agreement are not binding upon any of the Borrower’s trustees, officers or shareholders individually but are binding only upon the Borrower and it assets and property.

Section 10.17	Security

All of the obligations of the Borrower under the Credit Documents are secured by the Security Documents.

Section 10.18	Netting of Payments

The parties hereto agree that, for the purposes of facilitating the efficiency and timeliness of (a) each Lender making available to the Administrative Agent the amount of its Loan to the Borrower of the Effective Date (the “Prefundings”), (b) the making of each such Loan to the Borrower on the Effective Date as a result of the advance to the Borrower by the Administrative Agent of the aggregate amount of such Prefundings (the “New Advances”), (c) the payment by the Borrower to the administrative agent and the lenders under the Existing Credit Agreement of all of its monetary obligations thereunder in accordance therewith (the “Payments”), and (d) the distribution by the administrative agent under the Existing Credit Agreement of certain Payments in accordance with the Existing Credit Agreement (the “Distributions” and, together with the Prefundings, the New Advances and the Payments, the “Transfers”), in the event that any party hereto is to make a Transfer to any other party hereto and such other party is to make a Transfer to such party, then such Transfers shall, to the fullest extent possible, be netted between and among such parties such that only the excess, if any, of one such Transfer over the other such Transfer shall be required to be made by the party obligated to make the larger Transfer.

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IN WITNESS WHEREOF, the parties hereto have caused this Credit Agreement to be duly executed by their respective authorized representatives as of the day and year first above written.

ABERDEEN ASIA-PACIFIC INCOME FUND, INC.

By: /s/ Alan Goodson

Name: Alan Goodson

Title: Vice President

THE BANK OF NOVA SCOTIA,

individually and as Administrative Agent

By: /s/ David L. Mahmood

Name: David L. Mahmood

Title: Managing Director

ABERDEEN ASIA-PACIFIC INCOME FUND, INC.
CREDIT AGREEMENT

THE ROYAL BANK OF SCOTLAND PLC, as Lender

By: /s/ Cameron McNair

Name: Cameron McNair

Title: Director

Address:

24-25 St. Andrew Square

Edinburgh, Scotland

Attention: Cameron McNair
Telephone: +44 131 523 8185

Facsimile: +44 131 523 7180

Email Address: cameron.mcnair@rbs.co.uk

ABERDEEN ASIA-PACIFIC INCOME FUND, INC.
CREDIT AGREEMENT

STATE STREET BANK AND TRUST COMPANY, as Lender

By: /s/ Paul J. Koobatian

Name: Paul J. Koobatian

Title: Vice President

Address:

Mutual Fund Lending

Box 5303

Boston, Massachusetts 02206

Attention: Paul J. Koobatian
Telephone: 617 937-8830

Facsimile: 617 937-8889

Email Address: pjkoobatian@statestreet.com

ABERDEEN ASIA-PACIFIC INCOME FUND, INC.
CREDIT AGREEMENT

BNP PARIBAS, as Lender

By: /s/ David Seaman

Name: David Seaman

Title: Director

By: /s/ Frank Sodano

Name: Frank Sodano

Title: Managing Director

Address:

787 Seventh Avenue

New York, New York 10019

Attention: David Seaman
Telephone: 212 841-2089

Facsimile: 212 841-2717

Email Address: david.seaman@us.bnpparibas.com

ABERDEEN ASIA-PACIFIC INCOME FUND, INC.
CREDIT AGREEMENT

STANDARD CHARTERED BANK, as Lender

By: /s/ Vivek Sinha

Name: Vivek Sinha

Title: Director of Syndication

By: /s/ Mike Wittich

Name: Mike Wittich

Title: Director, OCC

Address:

1, Basinghall Avenue

London EC2V 5DD

Attention: Mike Wittich
Telephone: +44 20 7885 7551

Facsimile: +44 20 7885 1551

Email Address: Michael.Wittich@sc.com